Exhibit 4b.

[EXECUTION]

LOAN AND SECURITY AGREEMENT

by and among

WINNEBAGO INDUSTRIES, INC.
(as Borrower)

and

THE OTHER LOAN PARTY SIGNATORIES HERETO

BURDALE CAPITAL FINANCE, INC.
(as a Lender and as Agent)

and

THE LENDERS FROM TIME TO TIME HERETO
(as Lenders)

October 13, 2009

(i)

	4.5	Ownership and Location of Collateral	40
	4.6	Defense of Agent’s and Lenders’ Interests	40
	4.7	Books and Records	41
	4.8	Financial Disclosure	41
	4.9	Compliance with Laws	41
	4.10	Inspection of Premises/Appraisals	41
	4.11	Insurance	42
	4.12	Failure to Pay Insurance	42
	4.13	Payment of Taxes	42
	4.14	Payment of Leasehold Obligations	43
	4.15	Accounts and other Receivables	43
	4.16	Inventory	46
	4.17	Maintenance of Equipment	46
	4.18	Exculpation of Liability	46
	4.19	Environmental Matters	46
	4.20	Financing Statements	48

5.	REPRESENTATIONS AND WARRANTIES		48

	5.1	Authority, Etc.	48
	5.2	Formation and Qualification	48
	5.3	Survival of Representations and Warranties	49
	5.4	Tax Returns	49
	5.5	Financial Statements	49
	5.6	Corporate Name	50
	5.7	O.S.H.A. and Environmental Compliance	50
	5.8	Solvency; No Litigation, Violation, Indebtedness or Default	50
	5.9	Patents, Trademarks, Copyrights and Licenses	51
	5.10	Licenses and Permits	52
	5.11	Inventory Buy-back and Puts	52
	5.12	No Default	52
	5.13	No Burdensome Restrictions/No Liens	52
	5.14	No Labor Disputes	52
	5.15	Margin Regulations	52
	5.16	Investment Company Act	53
	5.17	Disclosure	53
	5.18	Real Property	53
	5.19	Hedging Agreements	53
	5.20	Conflicting Agreements	53
	5.21	Application of Certain Laws and Regulations	53
	5.22	Business and Property of Loan Parties	54
	5.23	Material Contracts	54
	5.24	Capital Structure	54
	5.25	Bank Accounts, Security Accounts, Etc.	54
	5.26	MCOs and MSOs	54

6.	AFFIRMATIVE COVENANTS		55

	6.1	Payment of Fees	55
	6.2	Conduct of Business and Maintenance of Existence and Assets	55
	6.3	Violations	55

(ii)

	6.4	Government Receivables	55
	6.5	Execution of Supplemental Instruments; Further Assurances	55
	6.6	Payment of Indebtedness	56
	6.7	Standards of Financial Statements	56
	6.8	[Reserved]	56
	6.9	Financial Covenants	56

7.	NEGATIVE COVENANTS		56

	7.1	Merger, Consolidation, Acquisition and Sale of Assets	56
	7.2	Creation of Liens	57
	7.3	Guarantees	57
	7.4	Investments	57
	7.5	Loans	57
	7.6	Capital Expenditures	57
	7.7	Dividends and Distributions/Management Fees	57
	7.8	Indebtedness	58
	7.9	Nature of Business	58
	7.10	Transactions with Affiliates	58
	7.11	Leases	58
	7.12	Subsidiaries	59
	7.13	Fiscal Year and Accounting Changes	59
	7.14	Pledge of Credit	59
	7.15	Amendment of Organizational Documents	59
	7.16	Compliance with ERISA	59
	7.17	[Reserved]	60
	7.18	[Reserved]	60
	7.19	State of Organization/Names/Locations	60

8.	CONDITIONS PRECEDENT		60

	8.1	Conditions to Initial Advances	60
	8.2	Conditions to Each Advance	63

9.	INFORMATION AS TO LOAN PARTIES		64

	9.1	Disclosure of Material Matters Pertaining to Collateral	64
	9.2	Collateral and Related Reports	64
	9.3	Environmental Reports	66
	9.4	Litigation	66
	9.5	Material Occurrences	66
	9.6	Government Receivables	67
	9.7	Annual Financial Statements	67
	9.8	Quarterly Financial Statements	67
	9.9	Monthly Financial Statements	68
	9.10	Notices re Stockholders	68
	9.11	Additional Information	68
	9.12	Projected Operating Budget	68
	9.13	[Reserved]	69
	9.14	Notice of Suits, Adverse Events	69
	9.15	ERISA Notices and Requests	69

(iii)

	9.16	Additional Documents	70

10.	EVENTS OF DEFAULT		70

11.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		72

	11.1	Rights and Remedies	72
	11.2	Waterfall	72
	11.3	Agent’s Discretion	73
	11.4	Setoff	73
	11.5	Rights and Remedies not Exclusive	73
	11.6	Commercial Reasonableness	73

12.	WAIVERS AND JUDICIAL PROCEEDINGS		74

	12.1	Waiver of Notice	74
	12.2	Delay	74
	12.3	Jury Waiver	74
	12.4	Waiver of Counterclaims	75

13.	EFFECTIVE DATE AND TERMINATION		75

	13.1	Term	75
	13.2	Termination	75

14.	REGARDING AGENT		76

	14.1	Appointment	76
	14.2	Nature of Duties	76
	14.3	Lack of Reliance on Agent and Resignation	77
	14.4	Certain Rights of Agent	77
	14.5	Reliance	78
	14.6	Notice of Default	78
	14.7	Indemnification	78
	14.8	Agent in its Individual Capacity	78
	14.9	Actions in Concert	78

15.	GUARANTEE		79

	15.1	Guaranty	79
	15.2	Waivers	79
	15.3	No Defense	79
	15.4	Guaranty of Payment	79
	15.5	Liabilities Absolute	80
	15.6	Waiver of Notice	81
	15.7	Agent’s Discretion	81
	15.8	Reinstatement	81
	15.9	Action Upon Event of Default	82
	15.10	Statute of Limitations	82
	15.11	Interest	82
	15.12	Guarantor’s Investigation	83

(iv)

	15.13	Termination	83
	15.14	Extension of Guarantee	83

16.	MISCELLANEOUS		83

	16.1	Governing Law	83
	16.2	Entire Understanding; Amendments; Lender Replacements; Overadvances	84
	16.3	Successors and Assigns; Participations; New Lenders; Taxes; Syndication	85
	16.4	Application of Payments	87
	16.5	Indemnity/Currency Indemnity	88
	16.6	Notice	88
	16.7	Survival	89
	16.8	Waiver of Subrogation	89
	16.9	Severability	89
	16.10	Expenses	89
	16.11	Injunctive Relief	90
	16.12	Consequential Damages	90
	16.13	Captions	90
	16.14	Counterparts; Facsimile or Emailed Signatures	90
	16.15	Construction	90
	16.16	Confidentiality; Sharing Information	91
	16.17	Publicity	91
	16.18	Patriot Act Notice	91

(v)

List of Exhibits and Schedules

Exhibits

Exhibit A	Notice of Conversion
Exhibit B	Compliance Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule C-1	Commitments
Schedule R-1	Real Property
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(c)	Location of Chief Executive Offices
Schedule 5.2(a)	Jurisdictions of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation / Commercial Tort Claims / Money Borrowed
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Capital Structure
Schedule 5.25	Bank Accounts
Schedule 7.1(b)	Designated Assets Permitted to be Sold
Schedule 7.2	Existing Liens
Schedule 7.8	Existing Indebtedness

-i-

LOAN AND SECURITY AGREEMENT

          LOAN AND SECURITY AGREEMENT, dated October 13, 2009, among WINNEBAGO INDUSTRIES, INC., a corporation organized under the laws of the State of Iowa (“Borrower”), the other Loan Party signatories hereto, the lenders which are now or which hereafter become a party hereto (each a “Lender” and collectively, the “Lenders”) and BURDALE CAPITAL FINANCE, INC., a corporation organized under the laws of the State of Delaware (in its individual capacity, “Burdale”), as administrative agent for Lenders (Burdale, in such capacity, the “Agent”).

          IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

1. DEFINITIONS.

          1.1 Accounting Terms.

          As used in this Agreement, the Note(s), any Other Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

          1.2 General Terms.

          For purposes of this Agreement the following terms shall have the following meanings:

          “Accountants” shall have the meaning set forth in Section 9.7.

          “Accounts” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party and Subsidiary’s “accounts” as defined in the UCC, whether now owned or hereafter acquired including, without limitation all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

          “Advances” shall mean the Revolving Advances (including without limitation the Protective Advances), or any of them as the context implies.

          “Advance Rates” shall mean the lending formula percentages set forth in the definition of Borrowing Base.

          “Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (A) to vote ten (10%) percent or more of the Capital Stock having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, or (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          “Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

          “Agreement” shall mean this Loan and Security Agreement, as amended, restated, modified and supplemented from time to time.

          “Applicable Margin” for each type of Advance shall mean:

          (a) prior to the first Applicable Margin Adjustment Date, the applicable percentage per annum specified below:

Type of Advance	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
Revolving Advances	3.00%	4.00%

          (b) from and after the Applicable Margin Adjustment Date, the Applicable Margin shall be pursuant to a pricing grid, which pricing grid shall be established and in form and substance satisfactory to Agent in all respects. If no pricing grid is established, the Applicable Margin shall be as set forth in clause (a) of this definition of Applicable Margin.

          “Applicable Margin Adjustment Date” shall mean the first date of any month following any month that the Borrower has for such month positive EBITDA, calculated on a trailing twelve (12) month basis, so that after giving effect to such positive EBITDA the Borrower has a Fixed Charge Coverage Ratio of not less than 1.1:1.0.

          “Asset Coverage Amount” shall mean, at any time, an amount equal to the sum of (a) the Borrowing Base, plus (b) Borrower’s cash then on deposit in one or more accounts of Borrower at Bank of Ireland in the United States; plus (c) auction rate securities and Borrower’s trade names, the value of which shall be determined by Agent, in each case in Agent’s sole discretion.

          “Asset Coverage Sublimit” shall mean, at any time, an amount equal to the Asset Coverage Amount divided by 2.25.

          “Authority” shall have the meaning set forth in Section 4.19(d).

          “Bank Product Agreement” shall mean any agreement for any service or facility extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (f) cash management, including controlled disbursement, accounts or services or (g) Hedging Agreements.

          “Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party or its Subsidiaries to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party is obligated to reimburse to a Bank Product Provider as a result of such Person purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Loan Party or its Subsidiaries pursuant to the Bank Product Agreements.

          “Bank Product Provider” shall mean Burdale and its Affiliates.

          “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

          “Base Rate” shall mean, for any day, a variable rate of interest per annum equal to the highest of (a) the “prime rate” announced from time to time by JPMorgan Chase Bank (or any successor to the foregoing or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select in its sole discretion) as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Effective Rate (as defined below) from time to time plus one-half of one (0.50) percentage point, (c) LIBOR for a one month Interest Period on such day plus one half of one (0.50%) percentage point and (d) four and one quarter (4.25%) percent. The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with member banks of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by Agent.

          “Base Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.

          “Benefited Lender” shall have the meaning set forth in Section 2.13(f).

          “Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

          “Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

          “Borrower’s Account” shall have the meaning set forth in Section 2.8.

          “Borrowing Base” shall mean, at any time, the amount equal to:

          (a) eighty-five (85%)percent of the Eligible Accounts; plus

          (b) the amount equal to the sum of (i) the lesser of (A) sixty-five (65%) of the Eligible Inventory consisting of raw material parts, (B) eighty-five (85%) percent times the applicable Net Liquidation Percentage times the Value of such Eligible Inventory, and (C) $4,000,000, plus (ii) the lesser of (A) sixty-five (65%) of the Eligible Inventory consisting of finished goods, and (B) eighty-five (85%) percent times the applicable Net Liquidation Percentage times the Value of such Eligible Inventory, plus (iii) the lesser of (A) sixty (60%) of Eligible Inventory consisting of chassis, and (B) eighty-five (85%) percent times the applicable Net Liquidation Percentage times the Value of such Eligible Inventory; minus

          (c) Reserves.

          “Borrowing Base Certificate” shall mean a certificate, in form and substance acceptable to Agent, duly completed and executed by a Responsible Officer of Borrower.

          “Burdale” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

          “Capital Expenditures” shall mean, without duplication, all expenditures (including deposits) for, or contracts for expenditures with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, as determined in accordance GAAP consistently applied.

          “Capital Lease” shall mean any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

          “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock or other equity interests).

          “Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard &Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and not subject to setoff rights in favor of such bank; and (d) money market funds with direct obligations from state or municipal entities (tax exempt funds).

          “Cash Interest Expense” shall mean, without duplication, for any period, Interest Expense (excluding the following non-cash components of Interest Expense: (a) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs, and (b) interest paid in kind).

          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

          “Change of Control” shall mean the occurrence of any event (whether in one or more transactions) which results in (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower or any Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Borrower or any Guarantor or the adoption of a plan by the stockholders of Borrower or any Guarantor relating to the dissolution or liquidation of Borrower or any Guarantor, or (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than thirty-five (35%) percent of beneficial ownership, directly or indirectly, of the voting power of the total outstanding Capital Stock of Borrower or the Board of Directors of Borrower.

          “Change in Management” shall mean Sarah Nielsen and Robert Olson ceasing for any reason to hold a position as either an officer or member of the Board of Directors of Borrower and a replacement therefore reasonably satisfactory to the Agent has not been elected within 120 days of such cessation unless Ms. Nielsen or Mr. Olson shall resume performing such functions within such 120-day period.

          “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any Affiliate of any Loan Party.

          “Closing Date” shall mean October 13, 2009.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

          “Collateral” shall mean and include all tangible and intangible property of each Loan Party, all personal and real property of each Loan Party, all movable and immovable property of each Loan Party, in each case whether now owned or hereafter acquired and wherever located, including, but not limited to, the following of each Loan Party:

          (a) all Accounts and other Receivables;

          (b) all certificated securities;

          (c) all chattel paper, including electronic chattel paper;

          (d) all Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, supporting information, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

          (e) all Contract Rights;

          (f) all commercial tort claims, (including, without limitation any commercial tort claims from time to time described on Schedule 5.8(b)(iii) (as such schedule 5.8(b)(iii) may from time to time be updated));

          (g) all deposit accounts;

          (h) all documents;

          (i) all financial assets;

          (j) all General Intangibles, including payment intangibles and software;

          (k) all goods (including all Equipment and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

          (l) all instruments;

          (m) all Intellectual Property;

          (n) all Investment Property;

          (o) all of the Capital Stock issued by each Loan Party and each of their Subsidiaries;

          (p) all leasehold interests;

          (q) all cash, cash equivalents or other money;

          (r) all letter of credit rights;

          (s) all security entitlements;

          (t) all supporting obligations;

          (u) all certificated and uncertificated securities;

          (v) all Real Property and Fixtures

          (w) all of each Loan Party’s right, title and interest in and to (i) all of its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, compensation, detinue, replevin, reclamation and repurchase; (iii) all supporting obligations and all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) all other property of any kind whatsoever of each Loan Party, including, but not limited to, warranty claims, relating to any goods; (v) all of each Loan Party’s Contract Rights, rights of payment which have been earned under a Contract Right, letter of credit rights (whether or not the letter of credit is evidenced by a writing), instruments (including promissory notes), documents, chattel paper (whether tangible or electronic), warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by any Loan Party, all real, immovable, movable and personal property of third parties in which such Loan Party has been granted a Lien; and (vii) any other goods, movable or personal property or real or immovable property of any kind or description, wherever located, now or hereafter owned or acquired by any Loan Party; and

          (x) together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

          “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Loan Party, or any other Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person.

          “COMALA” shall mean Agent’s proprietary software and system for electronic reporting by Borrower and other Loan Parties to Agent of Collateral and financial information.

          “Commitment” shall mean, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments in each case as such amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement.

          “Commitment Percentage”

          (a) with respect to a Lender’s obligation to make Revolving Advances and participate in Letters of Credit and right to receive payments of principal, interest and fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Revolving Advances and ratable portion in Letters of Credit by (z) the outstanding principal amount of all Revolving Advances made by the Lenders and all Letters of Credit, and

          (b) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 14.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that, in the event the Revolver Commitments have been terminated or reduced to zero, Commitment Percentage under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s participation interest in the outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of outstanding Letters of Credit.

          “Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3, properly completed and otherwise in form and substance satisfactory to Agent by which a Purchasing Lender purchases and assumes all or a portion of Advances made by a Lender and/or all or a portion of the Commitments of a Lender.

          “Compliance Certificate” shall mean the Compliance Certificate executed and delivered by a Responsible Officer of Borrower pursuant to Sections 9.7, 9.8 and 9.9, in the form of Exhibit B appended hereto.

          “Computer Hardware and Software” shall mean all of each Loan Party and each of its Subsidiary’s rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (c) any firmware associated with any of the foregoing; and (d) any documentation for hardware, software and firmware described in clauses (a), (b) and (c) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

          “Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or to permit the effectuation and performance of this Agreement, the Other Documents and the other Transactions, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

          “Contra Claims” see definition of Eligible Accounts.

          “Contract Right” shall mean any right of each Loan Party or any of their Subsidiaries to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

          “Controlled Affiliate” of any Person shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean (A) the power, direct or indirect, to vote fifty-one (51%) percent or more of the Capital Stock having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, and (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          “Controlled Group” shall mean all members of a Controlled Group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

          “Currency Due” shall have the meaning set forth in Section 16.5.

          “Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or Contract Right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

          “Customs” shall mean the United States of America Customs Department.

          “Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

          “Default Rate” shall have the meaning set forth in Section 3.1.

          “Defaulting Lender” shall have the meaning set forth in Section 2.16(a).

          “Depository Accounts” shall have the meaning set forth in Section 4.15(h).

          “Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior thirty (30) consecutive days, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s billings with respect to Accounts during such period.

          “Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the Advance Rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five (5%) percent.

          “Disposition” shall have the meaning set forth in Section 4.3.

          “Dollar” and the sign “$” shall mean lawful money of the United States of America.

          “Dollar Equivalent” shall mean, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent at such time that such amount could be converted into Dollars by Agent according to prevailing exchange rates selected by Agent.

          “Early Termination Date” shall have the meaning set forth in Section 13.1.

          “Early Termination Fee” shall have the meaning set forth in Section 13.1.

          “EBITDA” shall mean for any period, without duplication, the total of the following for Loan Parties and their Subsidiaries on a consolidated basis, each calculated for such period: (a) Net Income; plus (b) (without duplication), to the extent included in the calculation of Net Income, the sum of (i) non-cash equity based compensation paid to employees or directors in accordance with GAAP, (ii) income and franchise taxes paid or accrued, (iii) Interest Expense, net of interest income, paid or accrued and (iv) amortization and depreciation; less (c) (without duplication), to the extent included in the calculation of Net Income, the sum of (i) the income of any Person (other than a Loan Party or a Subsidiary of any Loan Party) in which any Loan Party or a Subsidiary of any Loan Party has an ownership interest except to the extent such income is received by any Loan Party or such Subsidiary in a cash distribution during such period, (ii) gains or losses from sales or other dispositions of assets (other than sales of Inventory in the normal course of business) and (iii) the greater of (A) $0 and (B) the sum of extraordinary or non-recurring gains less extraordinary or non-recurring losses.

          “Eligible Accounts” shall mean and include each Account of Borrower arising in the ordinary course of Borrower’s business and which Agent, in its sole credit judgment shall deem to be an Eligible Account, based on such considerations as Agent may from time to time deem appropriate in its sole credit judgment. In addition, without limiting the foregoing, in no event shall an Account be an Eligible Account if:

          (a) (i) it does not arise from the actual and bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of business of Borrower, which transactions are completed in accordance with the terms and provisions contained in any agreement binding on Borrower or the other party or parties thereto, and (ii) if such Account arises from the sale of motor homes, Borrower has not issued an MCO to the Customer with respect thereto;

          (b) (i) solely in the case of Motor Home Accounts, it is due or unpaid more than thirty (30) days after the original invoice date, and (ii) solely in the case of Parts and Service Accounts, it is due or unpaid more than ninety (90) days after the original invoice date;

          (c) it is owed by a Customer who has Accounts unpaid more than (i) solely in the case of Motor Home Accounts, thirty (30) days after the original invoice date, and (ii) solely in the case of Parts and Service Accounts, ninety (90) days after the original invoice date; and, in each case, which unpaid Accounts constitute more than twenty five (25%) percent of the total Accounts of such Customer. Such percentage may, in Agent’s good faith credit judgment, reasonably exercised, be increased or decreased from time to time;

          (d) it is not subject to the first priority, valid and perfected Lien of Agent;

          (e) it is subject to a Lien in favor of any Person other than Agent, except Permitted Encumbrances (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such Lien in favor of any Person even if permitted herein);

          (f) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached;

          (g) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, federal or other bankruptcy or insolvency laws (as now or hereafter in effect), or enter into discussions with its creditors existing at any one time with respect to rescheduling any of its Indebtedness, (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy or insolvency laws, or (viii) take any action for the purpose of effecting any of the foregoing or which is indicative of insolvency;

          (h) the sale is to a Customer located or incorporated (or other analogous term) outside the United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

          (i) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase, return or contingent or conditional basis or is evidenced by chattel paper;

          (j) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Account to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

          (k) the goods giving rise to such Account have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by Borrower and accepted by the Customer (such as advanced billings) or the Account otherwise does not represent a final sale;

          (l) the Accounts of the Customer exceed a credit limit determined by Agent, in its good faith credit judgment, reasonably exercised, to the extent such Account exceeds such limit;

          (m) the Account is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of Borrower or the Account is contingent in any respect or for any reason (each such offset, deduction, defense, dispute, counterclaim or contingency, a “Contra Claim”);

          (n) Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

          (o) any return, rejection or repossession of the Inventory has occurred the sale of which gave rise to such Account or such Account relates to a Customer whose obligation to pay is in any respect, conditional or subject to any such right of return, rejection, repossession or similar rights;

          (p) such Account is not payable to Borrower;

          (q) in the case of any single Customer and its Affiliates, such Accounts do not constitute more than twenty five (25%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts), except that, with respect to Motor Home Accounts, the foregoing percentage limitation shall not apply at any time with respect to any such Customer and its

Affiliates whose then outstanding Accounts are not unpaid more than fifteen (15) days after the original invoice date. Such percentage may, in Agent’s sole discretion, be increased or decreased from time to time;

          (r) such Account consists of progress billings (such that the obligation of the Customer with respect to such Account is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the Customer, in form and substance satisfactory to Agent, confirming the unconditional obligation of the Customer to take the goods related thereto and pay such invoice;

          (s) the Customer or any officer or employee of the Customer with respect to such Account is an officer, employee, agent or other Affiliate of Borrower or any other Loan Party or any Subsidiary of any Loan Party;

          (t) there are proceedings or actions which are threatened or pending against the Customer with respect to such Account which might result in any Material Adverse Effect with respect to such Customer; or

          (u) such Account is not payable in Dollars.

          The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

          “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower, chassis to the extent such chassis are not ineligible under clause (b) below and other raw materials for such finished goods, in each case which Agent, in its sole credit judgment, shall deem to be Eligible Inventory, based on such considerations as Agent may from time to time deem appropriate in its sole credit judgment. Without limiting the foregoing, in no event shall Inventory be Eligible Inventory if such Inventory:

          (a) is work-in-process;

          (b) is a chassis for which Borrower (a) has not paid the purchase price therefor in full to the applicable vendor thereof, or (b) is not in possession of an MCO or MSO (as the case may be) issued by the applicable vendor thereof;

          (c) is spare parts for equipment;

          (d) is packaging and shipping materials;

          (e) is supplies used or consumed in Borrower’s business;

          (f) is not located at premises owned and controlled by Borrower; except, that, Inventory at premises leased and controlled by Borrower or Inventory at a warehouse owned and operated by a third Person on behalf of Borrower, in each case that otherwise satisfies the criteria for Eligible Inventory, may be considered Eligible Inventory if (i) Agent has received and accepted a Collateral Access Agreement from the owner and lessor or operator of such premises, as the case may be, duly authorized, executed and delivered by such owner and lessor or operator, or (ii) Agent shall have established such Reserves in respect of amounts at any time due or to become due to the owner and lessor or operator thereof as Agent shall determine;

          (g) is not subject to the first priority, valid and perfected Lien of Agent;

          (h) is subject to a Lien in favor of any Person other than Agent, except Permitted Encumbrances (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such Lien in favor of any Person even if permitted herein);

          (i) is not beneficially and legally owned solely by Borrower;

          (j) is bill and hold goods;

          (k) is unserviceable, obsolete or Inventory in a poor condition;

          (l) is returned, damaged and/or defective Inventory;

          (m) is purchased or sold on consignment; or

          (n) is not subject to an appraisal in accordance with the requirements of Agent; or

          (o) is located outside the continental United States of America.

          The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

          “Environmental Complaint” shall have the meaning set forth in Section 4.19(d).

          “Environmental Laws” shall mean all federal, state, local and other environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, formal agency, interpretations, decisions, orders and directives of federal, state, local and other Governmental Body with respect thereto.

          “Environmental Reports” shall mean all such documents as are listed on Schedule 5.7.

          “Equipment” shall mean and include as to each Loan Party and each of its Subsidiaries all of such Loan Party and Subsidiary’s, whether now owned or hereafter acquired and wherever located equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories, and all other goods (other than Inventory) and all replacements and substitutions therefor or accessions thereto.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

          “Event of Default” shall mean the occurrence of any of the events set forth in Section 10.

          “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Revolving Advance Amount less Reserves, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Revolving Advances plus the amount of all then outstanding Letters of Credit, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Loan Parties which are outstanding more than ninety (90)days past invoice date as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by the Loan Parties in good faith), plus (iii) without duplication, the amount of checks issued by the Loan Parties to pay trade payables and other obligations which are more than ninety (90)days past invoice date as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrower in good faith), but not yet sent.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

          “Extraordinary Receipts” shall mean any cash received by any Loan Party or any of their respective Subsidiaries consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of a Loan Party or any of their respective Subsidiaries, or (ii) received by a Loan Party or any of their respective Subsidiaries as reimbursement for any payment previously made to such Person), (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase or other acquisition agreement, (d) tax refunds, (e) pension plan reversions, (f) proceeds of insurance and (g) at any time that an Event of Default shall exist, at the sole discretion of Agent, any other cash received by any Loan Party or any of their respective Subsidiaries not in the ordinary course of business.

          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

          “Fee Letter” shall mean the Fee Letter, dated as of the date hereof, among Borrower and Agent, as amended, restated, modified and supplemented from time to time.

          “Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) EBITDA for each period set forth below minus all cash Capital Expenditures made during each such period, to (b) Fixed Charges.

          “Fixed Charges” shall mean, as to the Loan Parties and their Subsidiaries determined on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Cash Interest Expense during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Money Borrowed and Indebtedness with respect to Capital Leases made or required to be made during such period (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (c) all taxes paid or required to be paid during such period in cash, plus (d) all cash dividends or other cash distributions made or required to be made on account of Capital Stock (other than those made to a Loan Party or any of their Subsidiaries) and all repurchases or redemptions of Capital Stock (other than those made to a Loan Party or any of their Subsidiaries) made or required to be made during such period.

          “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, as may be amended from time to time by the Financial Accounting Standards Board; except, that, if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.8 hereof, Agent and Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrower, after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.8 hereof shall be calculated on the basis of such principles in effect prior to such change and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date of such change.

          “General Intangibles” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party and Subsidiary’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, Liens or other security held by or granted to such Loan Party or Subsidiary to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

          “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

          “Guarantor” or “Guarantors” shall mean each Subsidiary of Borrower that becomes a guarantor of any of the Obligations after the Closing Date pursuant to Section 7.12(a) or otherwise.

          “Guaranty” shall mean the guaranty set forth in Section 15 of this Agreement and any other guaranty of the Obligations of Borrower now or hereafter executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

          “Hazardous Discharge” shall have the meaning set forth in Section 4.19(d).

          “Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

          “Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state or other law, and any other applicable Federal, state or other laws now in force or hereafter enacted relating to hazardous waste disposal.

          “Hedging Agreements” shall mean an agreement between Borrower or any Guarantor and any financial institution that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against fluctuations in or managing exposure with respect to interest or exchange rates, currency valuations or commodity prices.

          “Impacted Lender” shall mean any Lender that fails to promptly provide Agent or Borrower, upon such Person’s written request, reasonably satisfactory assurance that such Lender will not become, a Defaulting Lender.”

          “Indebtedness” of a Person at a particular date shall mean (a) all indebtedness, debt and similar monetary obligations of such Person whether direct or guaranteed; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (g) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedging Agreements; and (i) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, in each case whether such liabilities are present or future, actual or contingent and whether owned jointly or severally.

          “Intellectual Property” shall mean all trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

          “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts or other Receivables that are sold for purposes other than collection.

          “Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b).

          “Interest Rate” shall mean the Revolving Interest Rate.

          “Inventory” shall mean and include as to each Loan Party and each Subsidiary of each Loan Party, all of such Loan Party and Subsidiary’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party or Subsidiary’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party or Subsidiary, and all documents of title or other documents representing them.

          “Investment Property” shall mean any “investment property” as such term is defined in Section 9-115 of the UCC now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party or Subsidiary, including the rights of any Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party or Subsidiary; (d) all commodity contracts of any Loan Party or Subsidiary; and (e) all commodity accounts held by any Loan Party or Subsidiary.

          “Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms thereof (it being agreed that so long as Burdale shall be Agent, then the Issuer shall be The Governor and Company of the Bank of Ireland and/or such other Person selected by Burdale in its sole discretion; provided, however, that, in the event that Burdale is neither Agent nor a Lender, the “Issuer” with respect to all subsequently issued Letters of Credit shall be a Person selected by Borrower and acceptable to the Required Lenders, the Agent and such Person).

          “Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

          “Lender Default” shall have the meaning set forth in Section 2.16(a).

          “Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy or insolvency laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial party of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in party by guaranties or other support (including, without limitation, the nationalization or assumption of ownership or operating control by) the U.S. government or other Governmental Body, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Body having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Body. For purposes of this definition, control of a Person shall have the same meaning as provided in the definition of Affiliate.

          “Letter of Credit Application” shall have the meaning set forth in Section 2.10.

          “Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a).

          “Letters of Credit” shall have the meaning set forth in Section 2.9.

          “LIBOR” shall mean, for each Interest Period, the offered rate per annum, as conclusively determined by Agent, for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent in its sole discretion from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in Dollars in the London interbank market) as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination; provided in no instance shall LIBOR be less than two (2%) percent per annum.

          “LIBOR Rate Loan” shall mean an Advance that bears interest based on LIBOR.

          “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction. Any reference to the Lien of Agent shall be construed in the broadest sense possible and shall in each cash include a security interest and other Lien as the context implies.

          “Liquidity” means, on any date of determination, the sum of (a) immediately available and unrestricted cash of the Loan Parties, including but not limited to cash of the Loan Parties on deposit in deposit accounts in the United States at the Bank of Ireland subject to control agreements in favor of the Agent in the manner described in Section 4.15(h), (b) Cash Equivalents subject to an investment property control agreement in favor of Agent; and (c) Excess Availability.

          “Loan Party” shall mean, individually, Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, Borrower and the Guarantors.

          “Material Adverse Effect” shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of Borrower and/or the Loan Parties and their Subsidiaries taken as a whole, (b) any Loan Party’s ability to pay the Obligations or to comply with this Agreement or any Other Document in accordance with the terms hereof or thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the Agent’s ability to realize on the Collateral or otherwise enforce the terms of this Agreement or any of the Other Documents.

          “Maximum Credit” shall mean $20,000,000 (subject to adjustment as provided pursuant to the terms of Section 2.4 of this Agreement).

          “Maximum Revolving Advance Amount” shall mean an amount equal to, on any date of determination, the lesser of (a) Maximum Revolving Advance Amount Sublimit, and (b) the Asset Coverage Sublimit.

          “Maximum Revolving Advance Amount Sublimit” shall mean, as of the date hereof, $12,500,000. After the date hereof, the Maximum Revolving Advance Amount Sublimit may be increased, upon the written request of Borrower and in Agent and Lenders sole discretion based upon Borrower’s order backlog and inventory turnover tests and/or other financial and operational metrics tests established by Agent, to an amount not to exceed the Maximum Credit provided that as of the date of such increase, no Event of Default exists. Any increase to the Maximum Revolving Advance Amount Sublimit shall be effective upon receipt by Borrower of written notice from Agent that the Maximum Revolving Advance Amount Sublimit has been increased. Agent and Lenders shall be under no obligation or commitment to increase the Maximum Revolving Advance Amount Sublimit to an amount in excess of the amount as in effect on the date hereof.

          “MCO” shall mean a manufacturer’s certificate of origin.

          “Money Borrowed” shall mean (a) Indebtedness arising from the lending of money by any Person to any Loan Party or any of their respective Subsidiaries, (b) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Loan Party or any of their respective Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property, (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (d) Indebtedness of any Loan Party or any of their respective Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (a), (b) or (c) hereof, if owed directly by any Loan Party or any of their respective Subsidiaries.

          “Motor Home Accounts” shall mean Accounts arising from Borrower’s sale of finished goods consisting of motor homes.

          “MSO” shall mean a manufacturers statement of origin.

          “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          “Net Income” shall mean, for any period, the aggregate income (or loss) of the Loan Parties and their Subsidiaries for such period, all computed and calculated in accordance with GAAP on a consolidated basis.

          “Net Liquidation Percentage” shall mean the percentage of the book value of Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent and pursuant to an appraisal report acceptable to Agent (which report Agent is expressly permitted to rely).

          “Non-Funding Lender” shall mean any Lender (a) that has failed to fund any payments required to be made by it under this Agreement or under any Other Document, (b) that has given verbal or written notice to Borrower, the Agent or any other Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the Other Documents, (c) as to which the Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated credit facilities or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Agent has determined that such Lender may become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as provided in the definition of Affiliate.

          “Note” or “Notes” shall mean, individually or collectively, the Revolving Credit Notes.

          “Notice of Conversion” shall mean a notice duly executed by a Responsible Officer of Borrower appropriately completed and in substantially the form of Exhibit A.

          “Obligations” shall mean and include (a) any and all of each Loan Party’s Indebtedness and/or liabilities pursuant to or evidenced by this Agreement or any Other Documents to Agent, Lenders, any Issuer or to any Person that directly or indirectly controls or is controlled by or is under common control with Agent, any Lender or any Issuer of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding) and all obligations of any Loan Party to Agent, Lenders or any Issuer to perform acts or refrain from taking any action under this Agreement or any Other Documents, and (b) for purposes only of Section 5.1 (and other Lien grants made by the Loan Parties in the Other Documents to secure the Obligations) only and subject to the priority in right of payment set forth in Section 11.2, all Bank Product Obligations; provided, that, (i) as to any such Bank Product Obligations arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrower and any other Loan Party, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Burdale and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to Borrower and any other Loan Party and (B) the Bank Product Obligations arising pursuant to such Bank Products provided to Borrower and any other Loan Party constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (C) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof except with respect to the Lien granted in favor of Agent for the benefit of Lenders and any indemnity contained herein and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or other Lien of Agent

          “Original Term” shall have the meaning set forth in Section 13.1.

          “Other Documents” shall mean any Note, the Questionnaire, any Guaranty, any Collateral Access Agreement and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, security agreements, mortgages, deeds of trust, debentures, other collateral documents, subordination agreements, intercreditor agreements, powers of attorney, consents, and all other writings heretofore, now or hereafter executed and/or delivered by any Loan Party to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case, as such agreements, instruments and documents are amended, restated, modified or supplemented from time to time.

          “Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances or Commitments of such Lender and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

          “Payment Account” shall mean Agent’s account no. 957-358261 maintained at JPMorgan Chase Bank, N.A. (Swift no. CHASUS33), ABA no. 021000021) or such other account of Agent, if any, which Agent may designate by notice to Borrower and to each Lender to be the Payment Account.

          “Parts and Service Accounts” shall mean Accounts arising from either (a) Borrower’s business consisting of the sale of parts Inventory with respect to motor homes, or (b) Borrower’s business consisting of the servicing of motor homes.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation.

          “Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of each Secured Party, which, in each case, secure Obligations; (b) Liens for taxes, assessments or other governmental charges (“Tax Lien”) not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Loan Parties; provided, that, the Tax Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the Collateral in which Agent has such a Lien and a stay of enforcement of any such Tax Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, in each case made in the ordinary course of business and excluding deposits or pledges under ERISA; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (e) judgment Liens that do not constitute an Event of Default under Section 10.5 and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not due or which are being contested in good faith by the applicable Loan Party or Subsidiary of a Loan Party for so long as such proceedings result in a stay of enforcement of such Lien; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; provided, that, (i) any such Lien shall not encumber any other property of the Loan Parties and (ii) the aggregate amount secured by such Liens shall not exceed the applicable amount provided for in Section 7.8(b); and (g) Liens disclosed on Schedule 7.2.

          “Person” shall mean any individual, sole proprietorship, partnership, corporation, company, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

          “Protective Advances” shall have the meaning set forth in Section 2.12.

          “Purchasing Lender” shall have the meaning set forth in Section 16.3(c).

          “Qualified Assignee” shall mean (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by a Controlled Affiliate of such investment advisor; (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower; and (c) any other Person consented to by Agent in its sole discretion during the continuance of an Event of Default; provided, that, no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser or to be a competitor of any Loan Party shall be a

Qualified Assignee unless consented to by Agent in its sole discretion, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds any subordinated Indebtedness or Capital Stock issued by any Loan Party shall be a Qualified Assignee unless consented to by Agent in its sole discretion.

          “Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by Loan Parties and delivered to Agent on the Closing Date.

          “Real Property” shall mean all of each Loan Party and each of their Subsidiary’s right, title and interest in and to the owned and leased premises identified on Schedule R-1.

          “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

          “Receivables” shall mean and include, as to each Loan Party and each Subsidiary of each Loan Party, all of such Loan Party and Subsidiary’s Accounts, Contract Rights, instruments (including promissory notes and instruments evidencing indebtedness owed to Loan Parties and their Subsidiaries by their Affiliates), documents, chattel paper (whether tangible or electronic), General Intangibles relating to Accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party and Subsidiary arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

          “Release” shall have the meaning set forth in Section 5.7(c).

          “Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

          “Required Lenders” shall mean Lenders having Commitment Percentages (calculated under clause (a) of the definition of Commitment Percentages) the aggregate amount of which equals or exceeds sixty-six and two-thirds (66 2/3%).

          “Reserves” shall mean such reserves as Agent may from time to time establish in its sole credit judgment, including, without limitation, reserves for (a) matters that could adversely affect the Collateral, its value or the amount that Agent and the Lenders might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, (b) sums that the Loan Parties are required to pay under any provision of this Agreement or any Other Document, (c) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, income, payroll, excise, sales, pension plan obligations or other taxes), (d) an amount equal to the aggregate outstanding Letters of Credit at any time issued hereunder, (e) amounts believed by the Agent to be necessary to provide for possible inaccuracies, in any report or in any information provided to the Agent pursuant to this Agreement and (f) Dilution Reserves.

          “Responsible Officer” shall mean with respect to any Person, such Person’s chief executive officer, president, chief financial officer or other officer having substantially the same authority and responsibility with respect to the matters at hand (or having substantially the same knowledge of the contents of the certificate, document or other document being delivered).

          “Restricted Accounts” shall mean deposit accounts or other accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of the Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan, and (c) used in the ordinary course of business for petty cash, the balance of which shall not exceed $10,000 aggregate at any time; provided, that, without limiting the foregoing, in order for any such deposit account or other account to constitute a “Restricted Account”, such deposit or other account must be expressly designated as a “Restricted Account” on Schedule 5.25 (which designation shall constitute a representation and warranty by each Loan Party that such deposit account or other account satisfies the criteria set forth in this definition to constitute a “Restricted Account”).

          “Revolving Advances” shall mean Advances made pursuant to Section 2.1 (and shall also include Protective Advances to the extent the context implies such).

          “Revolver Commitment” shall mean, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement.

          “Revolving Credit Note” shall have the meaning set forth in Section 2.1.

          “Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Margin per annum with respect to Base Rate Loans that are Revolving Advances and (b) the sum of LIBOR plus the Applicable Margin per annum with respect to LIBOR Rate Loans that are Revolving Advances.

          “Secured Party” shall mean Agent, the Lenders, Issuer and Bank Products Provider.

          “Settlement Date” shall mean the Closing Date and thereafter every Business Day designated by Agent as a “Settlement Date” by notice from Agent to each Lender, but not less frequently than weekly.

          “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

          “Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

          “Term” shall mean the period commencing on the Closing Date and ending on the Termination Date.

          “Termination Date” shall have the meaning set forth in Section 13.1.

          “Termination Event” shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of any Loan Party or any of their Subsidiaries or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party, any Subsidiary thereof or any member of the Controlled Group from a Multiemployer Plan.

          “Toxic Substance” shall mean and include any material present on the Real Property or the leasehold interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state or other law, or any other applicable Federal, state or other laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

          “Transactions” shall have the meaning set forth in Section 5.5(a).

          “Transferee” shall have the meaning set forth in Section 16.3.

          “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

          “US Loan Party” means a Loan Party organized, incorporated or otherwise formed under the laws of the United States or any state thereof or the District of Columbia.

          “US Subsidiary” shall mean a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof or the District of Columbia.

          “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent for the purposes of this Agreement (which appraisal must expressly permit the Agent to rely thereon).

          “Waterfall Event” shall mean the occurrence of (a) a failure by Borrower to repay all of the Obligations as of the end of the Term or after the Obligations have been accelerated, or (b) an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 11.2(b).

          “Week” shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

          1.3 Uniform Commercial Code Terms.

          All terms used herein and defined in the UCC, including, the terms account debtor, certificated security, chattel paper, commercial tort claim, deposit account, document, electronic chattel paper, equipment, financial asset, fixtures, goods, health-care-insurance receivable, inventory, instrument, investment property, letter-of-credit rights, payment intangibles, proceeds, security, security entitlement, software, supporting obligations and uncertificated security, shall have the meaning given therein unless otherwise defined herein or unless the context provides otherwise.

          1.4 Certain Matters of Construction.

          The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified. The terms “including” and other words of similar import refer to “including, but not limited” unless otherwise specified. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the UCC) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including, without limitation, references to this Agreement or any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent not prohibited by this Agreement or any Other Document. The amount outstanding under any Letter of Credit shall mean, at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit. Unless otherwise provided Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (an other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement. Once an Event of Default occurs, such Event of Default shall remain in existence and be continuing unless waived in writing by the applicable Lenders and other Persons in accordance with Section 17.2.

2. ADVANCES, PAYMENTS.

          2.1 Revolving Advances.

                    (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement (including, without limitation, Sections 2.1(b) and 8), each Lender, severally and not jointly, agrees to make Revolving Advances according to its Commitment Percentage thereof to Borrower from the Closing Date until the Termination Date. Revolving Advances shall be funded by Agent or Lenders (as applicable) in Dollars and shall be repaid in Dollars. To the extent required by a Lender, the Revolving Advances made by such Lender shall be evidenced by a promissory note (each, a “Revolving Credit Note”).

                    (b) Revolving Advance Limitations/Protective Advances and Overadvances. The aggregate amount of the Revolving Advances and the Letters of Credit outstanding at any time shall not (i) exceed the lesser of (A) the Maximum Credit or (B) the Maximum Revolving Advance Amount or (ii) except as provided in Section 2.12 with respect to Protective Advances and in Section 16.2(d) with respect to overadvances, cause Excess Availability to be less than $0 (it being understood that it shall be an Event of Default if at any time Excess Availability is less than $0).

          2.2 Procedure for Borrowing.

                    (a) Borrower shall notify Agent of the request by Borrower to incur a Revolving Advance hereunder. Such notice shall be required to be delivered by Borrower to Agent on or prior to 11:00 a.m. (New York time) (i) on the Business Day of the date of such requested borrowing with respect to Base Rate Loans and (ii) three (3) Business Days prior to the date of such requested borrowing with respect to LIBOR Rate Loans. Each such notice shall include (A) the amount of such proposed borrowing (which amount with respect to (1) LIBOR Rate Loans shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof and (2) with respect to Base Rate Loans shall be in a minimum amount of $10,000), (B) the date of such proposed borrowing (which must be a Business Day) and (C) whether such borrowing is to be initially a LIBOR Rate Loan (and if so, the duration of the first Interest Period therefor) or a Base Rate Loan. Additionally, any amount required to be paid as interest, fees, charges or other Obligations under this Agreement or any Other Document, at the election of Agent, shall be deemed a request by Borrower for a Revolving Advance as of the date such payment is due, in the amount required to pay in full or in part such interest, fee, charge or other Obligation under this Agreement or any Other Document and such deemed request shall be irrevocable.

                    (b) Interest Periods for LIBOR Rate Loans shall be for no less than three (3) months. At the election of Agent or Required Lenders, no LIBOR Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each LIBOR Rate Loan (or any conversion to a LIBOR Rate Loan), there shall not be outstanding more than four (4) LIBOR Rate Loans in the aggregate.

                    (c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrower may elect as set forth in (a)(iv) above; provided, that, the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Termination Date (in no event shall an Interest Period for any such loan pertain to amounts than are greater than the amounts of such loans that are permitted to be outstanding during such Interest Period).

                    (d) Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(a) or by its Notice of Conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan; provided, that, at the election of Agent or Required Lenders, no loan shall be converted to a LIBOR Rate Loan if an Event of Default shall have occurred and be continuing. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Base Rate Loan subject to Section 2.2(e).

                    (e) Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount; provided, that, any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan; provided, further, that, at the election of Agent or Required Lenders, no loan shall be converted to a LIBOR Rate Loan if an Event of Default shall have occurred and be continuing. If Borrower desires to convert a loan, Borrower shall give Agent a Notice of Conversion not less than three (3) Business Days’ prior to a conversion from a Base Rate Loan to a LIBOR Rate Loan or one (1) Business Day prior to a conversion from a LIBOR Rate Loan to a Base Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Base Rate Loan to a LIBOR Rate Loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than the number of LIBOR Rate Loans permitted by Section 2.2(b).

                    (f) At the option of Borrower and upon three (3) Business Days’ prior written notice, Borrower may prepay the LIBOR Rate Loans in whole at any time or in part from time to time, without premium or penalty (except as otherwise expressly provided in this Agreement), but with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower and each other Loan Party shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g).

                    (g) Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by any of them in order to make or maintain their respective LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent (or the applicable Lenders) to Borrower and Agent shall be conclusive absent manifest error.

                    (h) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Section 2.2(h), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon notice from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into Base Rate Loans. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrower shall pay Agent, upon Agent’s notice, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent (or the applicable Lenders) to Borrower and Agent shall be conclusive absent manifest error.

          2.3 Disbursement of Advance Proceeds.

          All Advances shall be disbursed from whichever office or other place Agent or Lenders, as applicable, may designate from time to time. During the Term, Borrower may request, repay and reborrow Revolving Advances, all in accordance with the terms and conditions of this Agreement. The proceeds of each Revolving Advance requested by Borrower (or Agent on behalf of Borrower) or deemed to have been requested by Borrower (or Agent on behalf of Borrower) under Section 2.2(a) shall, subject to the terms and conditions of this Agreement with respect to requested Revolving Advances, be made available to Borrower on the Business Day so requested by way of credit to Borrower’s operating account number 41320 at Wells Fargo Bank, N.A. or such other account and/or bank as Borrower may designate following written notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

          2.4 Increase in Maximum Credit.

                    (a) Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit, provided, that, (i) any such increase shall be subject to the consent of Agent and satisfaction of each of the conditions set forth in Section 2.4(c) below, (ii) any such written request shall specify the amount of the increase in the Maximum Credit that Borrower is requesting; (iii) in no event shall more than two such written requests be delivered to Agent during the term of this Agreement, (iv) the aggregate amount of any and all such increases in the Maximum Credit shall not cause the Maximum Credit to exceed $50,000,000, (v) if such request, as consented to by Agent under clause (i) above, is to increase the Maximum Credit to an amount less than $50,000,000, such request shall be permitted if and only if such request is to increase the Maximum Credit to an amount not to exceed $35,000,000, and (vi) any such request shall be irrevocable. Under no circumstances shall Borrower be permitted to increase the Maximum Credit under this Section to an amount greater than $35,000,000 but less than $50,000,000.

                    (b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Commitment Percentage of the amount of the increase in the Maximum Credit requested by Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $5,000,000, and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Borrower, Agent or Borrower may seek additional increases from Lenders or Commitments from such Qualified Assignees as it may determine, after, in the case of the Borrower, consultation with Agent. In the event Lenders (or Lenders and any such Qualified Assignees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Qualified Assignees, in such amounts and manner as Agent may determine, after consultation with Borrower.

                    (c) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Qualified Assignees, in each case selected in accordance with Section 2.4(b) above, for which Agent has received Commitment Transfer Supplements on the date requested by Borrower for the increase or such other date as Agent and Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Borrower in accordance with the terms hereof, effective on the date that Agent notifies Borrower that each of the following conditions have been satisfied (such date being the “Maximum Credit Increase Effective Date”):

                              (i) Agent shall have received from each Lender or Qualified Assignee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Commitment Transfer Supplement duly executed by such Lender or Qualified Assignee and Borrower;

                              (ii) the conditions precedent to the making of Loans set forth in Section 8.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

                              (iii) Agent shall have received an opinion of counsel to Borrower in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no defaults or violations under other Indebtedness);

                             (iv) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any term or provisions of any applicable law, regulation or order or decree of any court or other Governmental Body and shall not be enjoined, temporarily, preliminarily or permanently;

                             (v) there shall have been paid to each Lender and Qualified Assignee, in each case, providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase, including, without limitation, all such fees payable pursuant to the Fee Letter; and

                            (vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Other Documents on or before the effectiveness of such increase to the extent relating to such increase.

                    (d) As of a Maximum Credit Increase Effective Date, each reference to the term Maximum Credit herein, and in any of the Other Documents shall be deemed amended to mean the amount of the Maximum Credit specified in the written notice from Agent to Borrower of the increase in the Maximum Credit.

          2.5 [Reserved].

          2.6 Repayment of Advances.

                    (a) The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided.

                    (b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s consideration (subject to the last sentence of this clause (b)) to conditionally credit Borrower’s Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the applicable Obligations two (2) Business Days after confirmation to Agent by the Blocked Account bank or Depository Account bank, as provided for in Section 4.15(h), that such items of payment have been collected in good funds and finally credited to Agent’s account. Without limiting the above provisions of this clause (b), Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

                    (c) All payments (including prepayments) of principal, interest and other amounts payable hereunder and under each Other Document shall be made to Agent at the Payment Account not later than 12:00 p.m. (New York time) on the due date therefor (or, if such due date is not a Business Day, on the next Business Day) in lawful money of the United States of America in funds immediately available to Agent. Any payment received by Agent subsequent to 12:00 p.m. (New York time) on any Business Day (regardless of whether such payment is due on such Business Day) shall be deemed received by Agent, and shall be applied to the applicable Obligations intended to be paid thereby, on the next Business Day. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Revolving Advances as provided in Section 2.2.

                    (d) Borrower shall pay principal, interest, and all other amounts payable hereunder and under each Other Document without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

                    (e) If, notwithstanding the terms of this Agreement or any Other Document, Agent or any Lender receives any payment from or on behalf of Borrower or any other Loan Party in a currency other than the Currency Due, Agent or such Lender may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the Currency Due at exchange rate selected by Agent or such lender in the manner contemplated by Section 16.5 and Borrower shall reimburse Agent and Lenders on demand for all costs they incur with respect thereto. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by Agent upon such conversion.

          2.7 Repayment of Excess Advances.

          If for any reason Excess Availability at any time is less than $0 or the balance of any or all of the outstanding Advances and Letters of Credit at any time is otherwise in excess of any applicable limitation set forth in this Agreement, such excess amount shall be immediately due and payable without the necessity of any demand, at the Payment Account.

          2.8 Statement of Account.

          Agent shall maintain, in accordance with its customary procedures, a loan account (the “Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lenders and the date and amount of each payment in respect thereof; provided, however, that, the failure by Agent to record the date or amount of any Advance or any other item shall not adversely affect Agent or any Lender under this Agreement or any Other Document or diminish any obligation of any Loan Party under this Agreement or any Other Document. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and certain other transactions between Lenders and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

          2.9 Letters of Credit.

          Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of letters of credit (collectively, “Letters of Credit”) by the Issuer on behalf of Borrower; provided, however, that, Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would cause Excess Availability to be less than $0. The maximum amount of outstanding Letters of Credit shall not exceed $5,000,000 in the aggregate at any time. All outstanding reimbursement obligations and disbursements or payments related to Letters of Credit shall be deemed to be Base Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Base Rate Loans. Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, Issuer shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless Issuer has entered into arrangements reasonably satisfactory to it and Borrower with respect to the participation in Letters of Credit by such Defaulting Lender. Issuer and Agent may require that Borrower provide cash collateral to them to hold on behalf of them, on terms and conditions satisfactory to them, in an amount equal to such Defaulting Lender’s Commitment Percentage of any Letter of Credit Obligations.

          2.10 Issuance of Letters of Credit.

                    (a) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent Issuer’s standard form of letter of credit application and, if requested, letter of credit security agreement (collectively, the “Letter of Credit Application”) and any draft, if applicable, completed to the satisfaction of Agent, together with such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.

                    (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (ii) be denominated in Dollars and (iii) have an expiry date not later than one (1) year after such Letter of Credit’s date of issuance, and in no event having an expiry date later than the Termination Date unless Loan Parties provide cash collateral equal to not less than one hundred five percent (105%) of the face amount thereof to be held by Agent pursuant to a cash collateral agreement in form and substance satisfactory to Agent.

                    (c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder, but any failure to so notify Lenders shall not reduce any liability or any obligation of the Lenders hereunder or any rights of Agent hereunder.

          2.11 Requirements for Issuance of Letters of Credit.

                    (a) In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any Lender or any Issuer arising out of, or in connection with, any Letter of Credit. Borrower shall be bound by Agent’s or Issuer’s regulations and good faith interpretations of any Letter of Credit, although this interpretation may be different from Borrower’s own interpretation; and, neither Agent, nor any Lender, nor any Issuer shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit except for Agent’s, any Lender’s, or any Issuer’s willful misconduct.

                    (b) Borrower shall authorize and direct any Issuer of a Letter of Credit to deliver to Agent all related payment/acceptance advices, to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

                    (c) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, Letter of Credit Applications and acceptances; (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through Customs in the name of Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

                    (d) Each Lender, according to its Commitment Percentage, shall to the extent of the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in (i) each such unreimbursed reimbursement obligation, (ii) Agent’s credit support enhancement provided to the Issuer of any Letter of Credit and (iii) each Revolving Advance made as a consequence of the issuance of a Letter of Credit and all disbursements thereunder. In the event that at the time a disbursement is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the amount permitted under Section 2.1, and such disbursement is not reimbursed by Borrower within two (2) Business Days, upon Agent’s demand each Lender shall pay to Agent such Lender’s Commitment Percentage of such unreimbursed disbursement together with such Lender’s Commitment Percentage of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender’s proportionate share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letters of Credit issued hereunder remains outstanding and uncancelled or (C) Agent, Issuer and all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

          2.12 Additional Payments/Protective Advances.

          Any sums expended (a) by Agent or any Lender due to any Loan Party’s failure to perform or comply with its Obligations under this Agreement or any Other Document, or (b) by Agent to protect the Collateral or enhance the likelihood of repayment of the Obligations or any portion thereof (as determined by Agent in its sole discretion) may, at the sole discretion of Agent, be charged to Borrower’s Account as a Revolving Advance (regardless of whether or not the conditions specified in this Agreement for the making of a Revolving Advance have been satisfied, including, without limitation, Sections 2.1 or 8.2) and added to the Obligations, and each Lender shall be obligated in connection therewith as if such conditions had been satisfied (including, without limitation, to fund its Commitment Percentage of such Revolving Advances). Such sums charged to Borrower’s Account as a Revolving Advance (collectively, “Protective Advances”), plus the amount of intentional over-Advances made pursuant to Section 16.2(d), shall not exceed ten (10%) of the Maximum Revolving Advance Amount without the consent of each of the Lenders.

          2.13 Manner of Borrowing and Payment.

                    (a) Each borrowing of Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

                    (b) All proceeds of Collateral, together with each payment (including each prepayment) by Borrower on account of the principal of the Advances, shall be applied to the Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made in Dollars without setoff or counterclaim and shall be made to Agent on behalf of the Agent and the Lenders to the Payment Account, in each case on or prior to the time specified in Section 2.6(c) in immediately available funds.

                    (c) Notwithstanding anything to the contrary contained in Sections 2.13(a) and 2.13(b) or any other provision of this Agreement, commencing with the first Business Day following the Closing Date, each or any borrowing of Advances may, in the sole discretion of Agent, be advanced by Agent (on behalf of the Lenders) and each payment by Borrower on account of Advances shall be applied first to those Advances advanced by Agent (any such Advance provided by the Agent may (at the discretion of the Agent) accrue interest as a Base Rate Loan, regardless of whether or not Borrower requested such Advance be a LIBOR Rate Loan, until the Agent is reimbursed for such Advance). Alternatively, Agent may request that each Lender (and each Lender shall) on or before 1:00 p.m. (New York time) on the requested borrowing date, transfer in immediately available funds to Agent such Lender’s Commitment Percentage of such requested borrowing. On each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (i) if a Lender’s balance of the Advances (including Protective Advances) exceeds such Lender’s Commitment Percentage of the Advances (including Protective Advances) as of a Settlement Date, then Agent shall transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate in writing to Agent) an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Commitment Percentage of the Advances (including Protective Advances) and (ii) if a Lender’s balance of the Advances (including Protective Advances) is less than such Lender’s Commitment Percentage of the Advances (including Protective Advances) as of a Settlement Date, such Lender shall transfer in immediately available funds to the Agent an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Commitment Percentage of the Advances (including Protective Advances).

                    (d) A Lender shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances which such Lender has funded for the periods in which such Advance was so funded by such Lender. Agent shall be entitled to earn interest at the applicable Interest Rate on outstanding Advances (including Protective Advances) which Agent has funded for the periods in which such Advance (including Protective Advances) was so funded by Agent.

                    (e) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

                    (f) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of Lenders according to their Commitment Percentages thereof; provided, however, that, if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                    (g) Unless Agent shall have been notified in writing, prior to the making of any Advance, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make (and such Lender unconditionally shall be obligated to make) such amount available to Agent on or prior to the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such

Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (g) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Advance hereunder, on demand from Borrower; provided, however, that, Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

          2.14 Mandatory Prepayments.

          Notwithstanding the following, within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding amount of the Advances in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof; except that during a Waterfall Event, the order of application to the Obligations shall be made pursuant to Section 11.2 rather than as is provided in this Section 2.14.

          2.15 Use of Proceeds.

          Borrower shall use the initial proceeds of the Advances and Letters of Credit hereunder only for: (a) payments on the Closing Date to each of the Persons listed in the disbursement direction letter furnished by Borrower to Agent on or about the Closing Date and (b) costs, expenses and fees incurred on or prior to the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement and the Other Documents. All other Advances made or Letters of Credit provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof (provided, that, without the prior written consent of Agent, any such uses of Advance proceeds must be for current cash needs of Borrower and not for future cash expenditures or to pre-fund future cash expenditures of Borrower). Further, none of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

          2.16 Defaulting Lender/Impacted Lender.

                    (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (i) has refused (if the refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (ii) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.16 while such Lender Default remains in effect.

                    (b) The obligations of each Lender to make Advances shall continue to be based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of a Lender Default.

Amounts received in respect of the Obligations owing to the Lenders shall be applied to reduce the applicable Obligations owing to each Lender that is not a Defaulting Lender prior to any such amounts being applied to reduce the Obligations owing to such Defaulting Lender to the extent that the aggregate amount of outstanding Obligations owing to such Defaulting Lender is less than what it would have been if such Lender Default did not occur.

                    (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to any Defaulting Lender and, solely for the purposes of the definition of “Required Lenders”, no Defaulting Lender shall be deemed to be a Lender or to have either Advances outstanding or Commitments.

                    (d) Other than as expressly set forth in this Section 2.16, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.16 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

                    (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, then, from and after the date on which such cure has been so effected, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender that is not a Defaulting Lender under this Agreement.

                    (f) Agent may replace a Defaulting Lender or an Impacted Lender in accordance with Section 16(d).

3. INTEREST AND FEES.

          3.1 Interest.

          Interest on Advances shall be payable to Agent for the benefit of Lenders in arrears on the first day of each month with respect to Base Rate Loans and, with respect to LIBOR Rate Loans, in arrears at the earlier of each date that is three months following date of the commencement of such Interest Period and at the end of such Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding at a rate per annum equal to the applicable Interest Rate. Concurrent with any increase or decrease in the Base Rate, the Interest Rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate. At the election of Agent or the Required Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the outstanding Advances and all other Obligations shall bear interest at the applicable Interest Rate plus two (2) percentage points per annum (as applicable, the “Default Rate”). At the election of Agent or the Required Lenders, such Default Rate shall be applied retroactively to commence on the date of the first occurrence of the event giving rise to such Event of Default.

          3.2 Letter of Credit Fees; Cash Collateral.

                    (a) Borrower shall pay (i) to Agent, for the benefit of Lenders according to their applicable Commitment Percentages, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by three and one half (3.50%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and for so long as any Letter of Credit remains outstanding, and (ii) to Agent for the benefit of the Issuer, any and all fees and expenses as agreed upon by the Issuer and Borrower in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees described in clauses (i) and (ii) above, the “Letter of Credit Fees”). Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. At the election of Agent or the Required Lenders, upon the occurrence of an Event of Default, and during the continuation thereof, Agent may, and at the direction of the Required Lenders Agent shall, increase the Letter of Credit Fees by two (2) percentage points per annum. At the election of Agent or the Required Lenders, such increased Letter of Credit Fee shall be applied retroactively to commence on the first date of the occurrence of the event giving rise to such Event of Default. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

                    (b) (i) At the election of Agent or the Required Lenders, at any time when a Default or an Event of Default has occurred and is continuing and (ii) on the Termination Date, Borrower will cause cash to be deposited and maintained in a non-interest bearing account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit and, if requested by Agent, Bank Product Obligations, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s or Agent’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into Agent or any Lender’s possession at any time. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and all Letters of Credit and, if applicable, Bank Product Obligations, have expired or been cancelled.

          3.3 Loan Fees.

                    (a) Unused Line Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances and Letters of Credit for each day of such month does not equal the Maximum Credit, then Borrower shall pay to Agent, for the ratable benefit of Lenders according to their Commitment Percentages, a fee at a rate equal to one and one quarter (1.25%) on the amount by which the Maximum Credit exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each month, commencing November 1, 2009.

                    (b) Other Fees. Borrower shall pay to Agent, for Agent’s own account (and not for the account of any Lender), the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

          3.4 Collateral Monitoring Fees and Expenses.

          Borrower shall pay to Agent, for Agent’s own account (and not for the account of any Lender), on the first day of each month following any month in which Agent performs any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which monitoring is undertaken by Agent or for Agent’s benefit at any time in Agent’s sole discretion, all costs and expenses associated with such collateral monitoring.

          3.5 Computation of Interest and Fees.

          Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed, except that interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate for Base Rate Loans during such extension.

          3.6 Maximum Charges.

          In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

          3.7 Increased Costs.

          In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender or any Subsidiary of Agent or any Lender) and the office or branch where any Lender makes or maintains any LIBOR Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                    (a) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of any Lender by the jurisdiction in which it maintains its principal office);

                    (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                    (c) impose on any Lender any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining its Advances hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances or the Lender’s overall capital, then, in any case Borrower shall promptly pay such Lender, upon its demand, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be. Such Lender shall certify the amount of such additional cost or reduced amount to Borrower and Agent, and such certification shall be conclusive absent manifest error.

          3.8 Basis For Determining Interest Rate Inadequate or Unfair.

          In the event that Agent or any Lender shall have determined that:

                    (a) reasonable means do not exist for ascertaining LIBOR applicable pursuant to Section 2.2 for any Interest Period; or

                    (b) Dollar deposits in the relevant amount and for the relevant maturity are not available to Agent or such Lender in the London interbank market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan; or

                    (c) the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to Agent or any Lender of funding such LIBOR Rate Loan, then Agent, on behalf of itself or at the direction of such Lender, shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Base Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing (A) shall be cancelled, (B) shall be made as a LIBOR Rate Loan with a different Interest Period for which LIBOR can be ascertained (if such notice is given solely with respect to clause (a) above), (C) shall be made as a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (D) shall be made as a LIBOR Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above), and (ii) any Base Rate Loan or LIBOR Rate Loan which was to have been continued as or converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, such Base Rate Loan or LIBOR Rate Loan, (A) shall be continued or converted as a LIBOR Rate Loan with a different Interest Period for which LIBOR can be ascertained (if such notice is given solely with respect to clause (a) above), (B) shall be continued or converted as a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (C) shall be continued or converted as a LIBOR Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above), and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into (A) a LIBOR Rate Loan with a different Interest Period for which LIBOR can be ascertained (if such notice is given solely with respect to clause (a) above), (B) a LIBOR Rate Loan with a different Interest Period which is available in the London interbank market to Agent or such Lender (if such notice is given solely with respect to clause (b) above) or (C) a LIBOR Rate Loan with a different Interest Period which does adequately and fairly reflect the cost to Agent or such Lender (if such notice is given solely with respect to clause (c) above). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall have no right to convert a Base Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

          3.9 Capital Adequacy.

                    (a) In the event that any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender and the office or branch where any Lender (as so defined) makes or maintains any LIBOR Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration each Lender’s policies with respect to capital adequacy), then, from time to time, Borrower shall pay upon demand to such Lender such additional amount or amounts as will compensate such Lender for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

                    (b) A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to Section 3.9(a) when delivered to Borrower and Agent shall be conclusive absent manifest error.

          3.10 Withholding Taxes.

          Except as otherwise required by law and subject to Section 16.3 hereof, each payment by Borrower or the Guarantors under this Agreement or the Other Documents shall be made without withholding or deduction for or on account of any present or future taxes (other than income taxes or similar levies on or incurred by the recipient) imposed by or within the jurisdictions in which Borrower or Guarantors are domiciled, any jurisdiction from which Borrower or Guarantors make any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding or deduction is so required, Borrower or Guarantors, as applicable, shall promptly upon becoming aware that such withholding or deduction is necessary, notify the Agent and shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Body before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Agent and each Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Agent or such Lender (as the case may be) would have received had such withholding or deduction not been made; provided, that, the lenders have complied with Section 16.3(f) hereof. Within thirty (30) days of paying any amount withheld or deducted on account of tax, Borrower shall deliver to the Agent evidence (reasonably satisfactory to the Agent) that the appropriate payment has been paid to the relevant tax authority. If the Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, Borrower and Guarantors shall reimburse the Agent or such Lender for that payment on demand in the currency in which such payment was made, unless any such taxes, penalties or interest are imposed as a result of any Lender’s failure to comply with Section 16.3(f) hereof. If Borrower or Guarantors pay any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Agent or Lender on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

4. GRANT OF SECURITY INTEREST; COLLATERAL COVENANTS.

          4.1 Security Interest in the Collateral.

          To secure the prompt payment and performance of all of the Obligations to the Secured Parties, each Loan Party hereby assigns, pledges and grants to Agent, for the ratable benefit of each Secured Party, a continuing Lien in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s Lien and shall cause its financial statements, where applicable, to reflect such Lien.

          4.2 Perfection of Security Interest.

                    (a) Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s Lien in the Collateral.

                    (b) Agent may at any time and from time to time file in accordance with Section 9-509 of the UCC, financing statements and amendments thereto that describe the Collateral as “all assets” or similar language of the applicable Loan Party and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments. Each Loan Party agrees to furnish any such information to Agent promptly upon request.

                    (c) Each Loan Party shall, at any time and from time to time, take such steps as Agent may request (i) to obtain an acknowledgment, in form and substance satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Agent, (ii) to obtain “control” of any letter-of-credit rights, deposit accounts or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise to insure the continued perfection and priority of Agent’s Liens in any of the Collateral for the benefit of the Lenders and of its rights therein. If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $100,000, such Loan Party shall promptly notify Agent thereof in writing (which notice shall be deemed to be an update of Schedule 5.8(b)(iii)), therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Loan Party shall be deemed to thereby have granted to Agent, for the ratable benefit of each Secured Party (and each Loan Party hereby grants to Agent, for the ratable benefit of each Secured Party) a Lien in and to each such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement to secure the prompt payment and performance of all of the Obligations.

                    (d) Each Loan Party hereby confirms and ratifies all UCC financing statements filed by Agent with respect to such Loan Party on or prior to the date of the Agreement.

                    (e) All charges, expenses and fees Agent may incur in doing any of the foregoing, and any taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent immediately upon demand.

          4.3 Disposition of Collateral/Assets.

          No Loan Party or any of their Subsidiaries shall, directly or indirectly, without the prior written consent of Agent, sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets or properties (including, without limitation, the Collateral) to any other Person (each, a “Disposition”), except (a) the sale of Inventory in the ordinary course of business, and (b) provided no Default or Event of Default shall have occurred and be continuing, the Disposition of Collateral (x) consisting of Equipment having a fair market value not to exceed $500,000 in the aggregate in any fiscal year or (y) consisting of Real Property having a fair market value not to exceed $1,500,000 in the aggregate in any fiscal year, so long as, in each case, (i) at least seventy-five (75%) percent of the consideration payable on account thereof shall consist of cash and/or Cash Equivalents, (ii) all of the proceeds from such Disposition are utilized to acquire replacement Collateral consisting of Equipment, (iii) the fair market value of the acquired Collateral is equal to or greater than the fair market value of the Collateral or other assets or property which was Disposed of, (iv) the acquired

Collateral is purchased by the applicable Loan Party within one hundred eighty (180) days after the consummation of the Disposition of the Collateral, (v) the acquired Collateral shall be deemed to be acceptable Collateral by Agent in its reasonable discretion, (vi) the acquired Collateral shall be subject to Agent’s first priority Lien, and (vii) the proceeds of such Disposition shall be applied in accordance with Section 2.13.

          4.4 Preservation of Collateral.

          Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s Lien in and to preserve the Collateral, including, without limitation, the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property; and (f) shall have a non-exclusive, royalty-free, license to use each Loan Party’s Intellectual Property for the purposes of the completion, processing and sale of such Loan Party’s Inventory and other assets. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including, without limitation, any expenses relating to any actions by Agent described in this Section 4.4, may, at the election of the Agent, be charged to Borrower’s Account and added to the Obligations.

          4.5 Ownership and Location of Collateral.

                    (a) At the time the Collateral becomes subject to Agent’s Lien, each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority Lien in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever.

                    (b) Each Loan Party’s books and records, Equipment, Inventory and all other assets (other than motor vehicles) shall be located as set forth on Schedule 4.5 (as such schedule may from time to time be updated in accordance with Section 7.19) and shall not be removed from such location(s) without the prior written consent of Agent, except with respect to the sale of Inventory in the ordinary course of business and the sale of Equipment to the extent permitted in Section 4.3.

          4.6 Defense of Agent’s and Lenders’ Interests.

          Until the occurrence of the Termination Date and the payment and performance in full of all of the Obligations, Agent’s Liens in the Collateral shall continue in full force and effect. For so long as Agent’s Liens in the Collateral continue in full force and effect, no Loan Party shall, without Agent’s prior written consent, pledge, assign, transfer, create, charge or suffer to exist a Lien upon any part of the Collateral, except for Permitted Encumbrances. Each Loan Party shall defend Agent’s Liens in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations in accordance with Section 11.1, in addition to and not in limitation of Agent’s rights and remedies set forth in Section 11.1: (a) Agent shall have the right to take possession of the indicia of the Collateral and the Collateral, (b) Loan Parties shall, upon Agent’s demand, assemble the Collateral in the best manner possible and make it available to Agent at a place reasonably convenient to Agent, and (c) each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments of such Loan Party to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, all such Collateral shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver such Collateral to Agent in their original form, together with any necessary endorsement.

          4.7 Books and Records.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.

          4.8 Financial Disclosure.

          Each Loan Party hereby irrevocably authorizes and directs all Accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of the Loan Party’s financial statements, trial balances or other accounting records of any sort in the Accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such Accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise. Notwithstanding the foregoing authorization, so long as no Default or Event if Default is in existence, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such Accountants, auditors or such authorities.

          4.9 Compliance with Laws.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all acts, rules, regulations and orders of any Governmental Body applicable to its respective Collateral or any part thereof or to the operation of such Person’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner; provided, that, any related Lien is inchoate or stayed and, at Agent’s option, sufficient Reserves are established to the satisfaction of Agent to protect Agent’s Lien in the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

          4.10 Inspection of Premises/Appraisals.

          At any time during the existence of an Event of Default, and otherwise at all reasonable times during normal business hours, Agent and each Lender shall have the right (a) to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business and (b) to enter, or to have their agents enter, upon any of Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral (and/or with respect to Agent (and

Persons designated by Agent) appraising the Collateral) and any and all records pertaining thereto and the operation of such Loan Party’s business. From time to time as determined by Agent, Agent shall have the right to conduct appraisals (or have other Persons selected by Agent conduct appraisals) of the Inventory, Equipment, Real Property and other Collateral (it being understood that it is the intention of Agent that Inventory appraisals shall be conducted at least semi-annually, provided that the foregoing shall not be deemed to limit the Agent’s right to conduct additional appraisals as Agent deems necessary in its discretion).

          4.11 Insurance.

          Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance in amounts, types and with carriers in each case acceptable to Agent. Without limiting the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep all its insurable properties insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, not less than as is customary in the case of companies engaged in businesses similar to such Loan Party’s business, including, without limitation, business interruption insurance; (b) maintain liability insurance against claims for personal injury, death or property damage suffered by others; and (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Loan Party is engaged in business. Each Loan Party shall (i) furnish Agent with copies of all policies and evidence of the maintenance of such policies required hereby upon the request of Agent and (ii) cause all such policies to include appropriate loss payable endorsements, and/or additional insured endorsements, in form and substance satisfactory to Agent, providing with respect to loss payable endorsements that (A) all proceeds thereunder shall be payable to Agent and applied against the obligations in accordance with the terms of this Agreement, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash and apply the same in accordance with this Agreement.

          4.12 Failure to Pay Insurance.

          If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, at its option, may obtain such insurance and pay the premium therefor for Borrower’s Account, and charge Borrower’s Account therefor and such expenses so paid shall be part of the Obligations.

          4.13 Payment of Taxes.

          Each Loan Party will, and will cause each of its Subsidiaries to, pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Person or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any such Person and Agent or any Lender with respect to which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Loan Parties pay such taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 may, at the election of Agent, be charged to Borrower’s Account and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to

Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its Lien in any and all Collateral held by Agent.

          4.14 Payment of Leasehold Obligations.

          Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

          4.15 Accounts and other Receivables.

                    (a) Nature of Accounts. Each of the Accounts that Borrower reports as being an Eligible Account or requests be treated as an Eligible Account shall (i) be a bona fide and valid Account representing a bona fide Indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of Inventory upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Account is created, (ii) be due and owing in accordance with the invoice evidencing such Accounts without dispute, setoff or counterclaim, except as may be stated on the Accounts schedules delivered by Loan Parties to Agent and (iii) satisfy each of the criteria set forth in the definition of “Eligible Accounts” set forth in this Agreement to qualify as an Eligible Account.

                    (b) Solvency of Customers. Each Customer, to the best of each Loan Party’s knowledge, as of the date each Account (that Borrower reports as being an Eligible Account or requests be treated as an Eligible Account) is created, is and will be Solvent and able to pay all Accounts on which the Customer is obligated in full when due or with respect to such Customers of any Loan Party who are not Solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Accounts.

                    (c) Locations of Chief Executive Office. Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.15(c) (as such schedule may from time to time be updated in accordance with Section 7.19). Until written notice is given to Agent by Borrower of any other office at which any Loan Party keeps its records pertaining to Accounts and the other Receivables, all such records shall be kept at such executive office.

                    (d) Collection of Accounts and other Receivables. Until any Loan Party’s authority to do so is terminated by Agent (which notice of termination Agent may give at any time following the occurrence and during the continuance of an Event of Default), each Loan Party will, at such Loan Party’s sole cost and expense, collect all amounts received on Accounts and other Receivables. From and after the occurrence and during the continuance of an Event of Default, upon Agent’s demand, each Loan Party shall deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness at any time received by Loan Parties.

                    (e) Notification of Assignment of Accounts and other Receivables; Verification. Whether or not a Default or Event of Default exists, Agent shall have the right (i) to send notice of the assignment of, and Agent’s Lien in, the Accounts and other Receivables to any and all Customers, any other Person obligated on such Accounts and other Receivables or any third party holding or otherwise concerned with any of the Collateral (which notice may include a direction by Agent to make all payments thereon to an account designated by Agent) and (ii) at any time, in the name of Agent, any designee of Agent or Borrower or any other Loan Party, to verify the validity, amount or any other matter relating to any Accounts and other

Receivables of Borrower or any other Loan Party by mail, telephone or otherwise. Each Loan Party shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Following the occurrence and during the continuance of any Event of Default, at its option, Agent shall have the exclusive right to collect the Accounts and other Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telecopy, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

                    (f) Power of Agent to Act on Loan Parties’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts and other Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts and other Receivables, drafts against Customers, assignments and verifications of Accounts and other Receivables; (iii) to send verifications of Accounts and other Receivables to any Customer or Person; (iv) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) after the occurrence of a Default or an Event of Default, to demand payment of the Accounts and other Receivables; (vi) after the occurrence of a Default or an Event of Default, to enforce payment of the Accounts and other Receivables by legal proceedings or otherwise; (vii) after the occurrence of a Default or an Event of Default, to exercise all of Loan Parties’ rights and remedies with respect to the collection of the Accounts, Receivables and any other Collateral; (viii) after the occurrence of a Default or an Event of Default, to settle, adjust, compromise, extend or renew the Accounts and other Receivables; (ix) after the occurrence of a Default or an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Accounts and other Receivables; (x) after the occurrence of a Default or an Event of Default, to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer or any other Person obligated with respect to an Account or other Receivable; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts and other Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid and this Agreement has not been terminated. Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

                    (g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts, other Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence and at any time during the continuance of a Default or Event of Default, Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts, other Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Accounts and other Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

                    (h) Establishment of a Lockbox Account, Dominion Account; Cash Dominion. As of the Closing Date and at all times thereafter, each Loan Party shall establish and maintain a lockbox account, dominion account or such other “blocked account” (collectively, the “Blocked Accounts”) with such banks selected by each such Loan Party and acceptable to Agent. As of the Closing Date and at all times thereafter, all proceeds of Collateral and all other cash and Cash Equivalents of each such Loan Party (other than amounts properly on deposit in Restricted Accounts) shall at all times be deposited by each Loan Party in the Blocked Accounts, and the Loan Parties shall (as agent and trustee for the Agent) cause each of their Customers and all other applicable Persons to at all times send payments on all Accounts and other Receivables of the Loan Parties into the Blocked Accounts. If, for any reason any Customer makes payments on any Account or other Receivable directly to any Loan Party, such Loan Party shall collect (as agent and trustee for the Agent) all such amounts and immediately pay all such amounts into a Blocked Account; provided, however, that, until such payment into a Blocked Account all moneys so received will be held upon trust for the Agent. Each Loan Party shall ensure that all of its Customers are instructed to make all payments into a Blocked Account. The Blocked Accounts, and any other deposit accounts or securities accounts of any Loan Party (other than Restricted Accounts) shall be governed by “control” or other agreements in form and substance acceptable to Agent satisfactory to, among other things, establish Agent’s perfection and rights in such Blocked Accounts or other accounts under the UCC and other applicable law. All invoices for sales of Inventory or services by the Loan Parties shall contain the address of the Blocked Accounts as the address for remittance of payment. The “control” agreement covering the Blocked Accounts and any other deposit accounts and securities accounts (other than Restricted Accounts) shall provide that such bank or other institution shall comply with the instructions given by Agent with respect to the Blocked Accounts and any other deposit accounts and securities accounts (other than Restricted Accounts) and funds therein without further consent by Loan Parties, that the proceeds of Collateral and other funds deposited into such Blocked Accounts and any other deposit accounts and securities accounts (other than Restricted Accounts) shall be transferred on a daily basis by such bank or other institution to the Payment Account or such other account as may be designated by Agent (provided, that, the “control agreements” covering disbursement accounts that are solely used by the Loan Parties for making disbursements in the ordinary course of business and which at no time have funds in an aggregate amount of more than $200,000 as of the any two (2) consecutive Business Day period shall be subject to a “springing” dominion control agreement which, unless directed otherwise by the Agent, shall not require such daily transfers to the Agent) and that such bank or other institution shall waive any offset rights against the funds so deposited into such Blocked Accounts and any other deposit accounts and securities accounts (other than Restricted Accounts), subject to exceptions to such waiver of offset rights as shall be acceptable to Agent. Neither Agent nor any Lender assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, upon the occurrence of a Default or Event of Default, Agent may establish depository accounts (collectively, the “Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Loan Parties shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

                    (i) Adjustments. No Loan Party will, without Agent’s consent, compromise or adjust any Accounts or other Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Loan Party, as previously disclosed to Agent.

          4.16 Inventory.

          All Inventory held for sale or lease by any Loan Party, has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

          4.17 Maintenance of Equipment.

          All Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Equipment shall be maintained and preserved. No Loan Party shall use or operate any Equipment in violation of any law, statute, ordinance, code, rule or regulation. No Loan Party shall sell or otherwise Dispose of any Equipment, except to the extent set forth in Section 4.3.

          4.18 Exculpation of Liability.

          Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of Loan Party’s obligations under any contract or agreement to which it is a party, and neither Agent nor any Lender shall be responsible in any way for the performance by Loan Party of any of the terms and conditions thereof.

          4.19 Environmental Matters.

                    (a) Loan Parties shall ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate Governmental Body.

                    (b) Loan Parties shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

                    (c) Loan Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Loan Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

                    (d) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such Person hereinafter the “Authority”), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its Lien in the Real Property and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

                    (e) Loan Parties shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to Agent until the claim is settled. Loan Parties shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s Lien in the Real Property and the Collateral.

                    (f) Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Base Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.

                    (g) Promptly upon the written request of Agent from time to time, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

                    (h) Loan Parties shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Loan Parties’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

                    (i) For purposes of Sections 4.19 and 5.7, all references to Real Property shall be deemed to include all of Loan Parties’ and their respective Subsidiaries’ right, title and interest in and to their respective owned and leased premises.

          4.20 Financing Statements.

          As of the Closing Date, except for the financing statements filed by Agent and the other financing statements described on Schedule 7.2 (if any), no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

5. REPRESENTATIONS AND WARRANTIES.

          Each Loan Party represents and warrants as follows:

          5.1 Authority, Etc.

          Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s formation and governance or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement or instrument to which such Loan Party or its property is a party or by which it may be bound. The execution, delivery, and performance by each Loan Party of this Agreement and the Other Documents to which such Loan Party is a party and the consummation of the transactions contemplated by this Agreement and the Other Documents do not and will not require any registration with, Consent, or approval of, or notice to, or other action with or by, any Government Body, other than Consents or approvals that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, as of the Closing Date. This Agreement and each Other Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

          5.2 Formation and Qualification.

                    (a) Each Loan Party is duly formed or incorporated and in good standing under the laws of the states and other jurisdictions listed on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.19) and each Loan Party is qualified to do business and is in good standing in the states and other jurisdictions listed on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.19) which constitute all states and other jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The exact State organizational number of each Loan Party is set forth on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.19). Each Loan Party has delivered to Agent true and complete copies of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s formation and governance, as the case may be, and will promptly notify Agent of any amendment or changes thereto.

                    (b) The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b) (as such schedule may from time to time be updated in accordance with Section 7.12(a)).

          5.3 Survival of Representations and Warranties.

          All representations and warranties of such Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

          5.4 Tax Returns.

          Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party and each of its Subsidiaries has (a) filed all federal, state, local and other tax returns and other reports each is required by law to file and (b) paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of each Loan Party and each of its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party nor any of its Subsidiaries has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

          5.5 Financial Statements.

                    (a) The (i) monthly cash flow projections of the Loan Parties and their Subsidiaries on a consolidated basis and their through the end of Borrower’s fiscal year ending August 31, 2010, and (ii) projected balance sheets, income statements, statements of cash flow and Excess Availability as of the Closing Date through the end of Borrower’s fiscal year ending August 31, 2011, copies of which have been delivered to Agent and were prepared by a Responsible Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

                    (b) The consolidated balance sheets of the Loan Parties, their Subsidiaries and such other Persons described therein as of May 30, 2009, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of the Loan Parties and their Subsidiaries at such date and the results of their operations for such period). Since May 30, 2009, there has been no change in the condition, financial or otherwise, of Borrower, or the Loan Parties and their Subsidiaries taken as a whole, as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property owned by Loan Parties and their Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

          5.6 Corporate Name.

          The exact legal name of each Loan Party is set forth in the first paragraph to this Agreement (or, if such Loan Party is not listed in such first paragraph, such exact legal name is set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.19)). No Loan Party has been known by any other corporate, limited liability company or partnership name in the past five years and no Loan Party sells Inventory or has submitted tax returns under any other name except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.19), nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person or has acquired any assets of any Person outside the ordinary course of business during the preceding five (5) years except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.19).

          5.7 O.S.H.A. and Environmental Compliance.

                    (a) Each Loan Party and each of their Subsidiaries has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or any of their Subsidiaries or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, except as set forth on Schedule 5.7.

                    (b) Each Loan Party and each of their Subsidiaries has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except as set forth on Schedule 5.7.

                    (c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Loan Party or any of their Subsidiaries; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Loan Party or any of their Subsidiaries; (iii) neither the Real Property nor any premises leased by any Loan Party or any of their Subsidiaries has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any Loan Party or any of their Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Loan Party or any of their Subsidiaries or of their respective tenants, in each case except as set forth on Schedule 5.7.

          5.8 Solvency; No Litigation, Violation, Indebtedness or Default.

                    (a) After giving effect to the Transactions, each Loan Party is Solvent.

                    (b) No Loan Party nor any of their Subsidiaries has (i) except as disclosed in Schedule 5.8(b)(i), any pending (or, to the knowledge of any Loan Party, threatened) litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, (ii) except as disclosed in Schedule 5.8(b)(ii) and in Schedule 5.8(b)(i), as of the Closing Date, any pending (or, to the knowledge of any Loan Party, threatened) litigation, arbitration, actions or proceedings which involve the possibility of having liability in excess of $375,000, (iii) except as disclosed in Schedule 5.8(b)(iii) (as such schedule may from time to time be updated by Borrower providing written notice to Agent of any new commercial tort claims), any commercial tort claims and (iv) except as disclosed in Schedule 5.8(b)(iv), as of the Closing Date, any Money Borrowed other than the Obligations.

                    (c) No Loan Party nor any of their Subsidiaries is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party or any of their Subsidiaries in violation of any order of any court or Governmental Body which could reasonably be expected to have a Material Adverse Effect.

                    (d) No Loan Party, no Subsidiary of a Loan Party, nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d). No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party, each such Subsidiary and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan. Each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code. No Loan Party, no Subsidiary of a Loan Party, nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid. No Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan. The current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party, no Subsidiary of a Loan Party, nor any member of the Controlled Group knows of any facts or circumstances which could reasonably be expected to materially change the value of such assets and accrued benefits and other liabilities. No Loan Party, no Subsidiary of any Loan Party, nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan. No Loan Party, no Subsidiary of a Loan Party, nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability. No Loan Party, no Subsidiary of a Loan Party, nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA. Each Loan Party, each of their Subsidiaries and each member of the Controlled Group has made all contributions due and payable with respect to each Plan. There exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) no Loan Party, no Subsidiary of any Loan Party, nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Loan Party, any of their Subsidiaries and any member of the Controlled Group. No Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

          5.9 Patents, Trademarks, Copyrights and Licenses.

          All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses owned or utilized by any Loan Party or any of their Subsidiaries are set forth on Schedule 5.9 (as such schedule may from time to time be updated by Borrower providing written notice to Agent of any newly acquired Intellectual Property rights, so long as the Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto), are valid and have been duly registered or filed with all appropriate Governmental Body and constitute all of the Intellectual Property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design right, trade name, trade secret or license and no Loan Party nor any Subsidiary of any Loan Party is aware of any grounds for any challenge. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by any Loan Party or any such Subsidiary and all trade secrets used by any Loan Party or any such Subsidiary consist of original material or property developed by such Loan Party or such Subsidiary or was lawfully acquired by such Loan Party or such Subsidiary from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 (as such schedule may from time to time be updated by Borrower providing written notice to Agent of any newly acquired Intellectual Property rights, so long as the Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto).

          5.10 Licenses and Permits.

          Except as set forth in Schedule 5.10, each Loan Party and each Subsidiary of each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, local or other law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

          5.11 Inventory Buy-back and Puts.

          Except as disclosed to Agent in writing as of the date hereof, or which may be disclosed to Agent after the date hereof, provided that such arrangements disclosed after the date hereof are on substantially the same terms as existing on the date hereof with the Borrower’s existing Customers, none of Borrower’s Customers have any right to return or “put” to Borrower any finished goods Inventory previously sold to such Customers.

          5.12 No Default.

          No Loan Party nor any Subsidiary of any Loan Party is in default in the payment or performance of any of its contractual obligations with respect to which a default thereunder could be reasonably expected to have a Material Adverse Effect.

          5.13 No Burdensome Restrictions/No Liens.

          No Loan Party nor any Subsidiary of any Loan Party is party to any contract or agreement the performance of which could have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

          5.14 No Labor Disputes.

          No Loan Party nor any Subsidiary of any Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s or any of such Subsidiary’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14.

          5.15 Margin Regulations.

          No Loan Party nor any Subsidiary of any Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or

“carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

          5.16 Investment Company Act.

          No Loan Party nor any Subsidiary of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

          5.17 Disclosure.

          No representation or warranty made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement, any Other Document or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Loan Parties or which reasonably should be known to Loan Parties which Loan Parties have not disclosed to Agent in writing with respect to the Transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

          5.18 Real Property.

          Each Loan Party and each of its Subsidiaries owns record title in fee simple or the leasehold interest to the Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Borrower to Agent, so long as the Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto), free and clear of all Liens, except Permitted Encumbrances. The Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Borrower to Agent, so long as the Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto) constitutes all of the Real Property of the Loan Parties.

          5.19 Hedging Agreements.

          No Loan Party nor any Subsidiary of any Loan Party is a party to any Hedging Agreement as of the Closing Date.

          5.20 Conflicting Agreements.

          No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained, or would in any way prevent the execution, delivery or performance of the terms of this Agreement or the Other Documents.

          5.21 Application of Certain Laws and Regulations.

          No Loan Party nor any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness.

          5.22 Business and Property of Loan Parties.

          Upon and after the Closing Date, Loan Parties and their Subsidiaries do not propose to engage in any business other than as currently conducted and related activities necessary to conduct the foregoing. Each Loan Party and each Subsidiary of a Loan Party owns all the property and possesses all of the rights and consents necessary for the conduct of the business of such Loan Party and such Subsidiary.

          5.23 Material Contracts.

          Borrower has provided Agent with a true, correct and complete list of all contracts which are material to the operation of any Loan Party’s and any Subsidiary of any Loan Party’s business. Each such contract is in full force and effect and no material defaults enforceable against such Loan Party or such Subsidiary exist thereunder. No Loan Party nor any Subsidiary of any Loan Party has received notice from any party to such contract stating that it intends to terminate or amend such contract.

          5.24 Capital Structure.

          Schedule 5.24 sets forth the authorized Capital Stock of each of the Loan Parties and each of their Subsidiaries as of August 29, 2009. All of the Capital Stock of each of the Loan Parties (other than Borrower) and each of their Subsidiaries are owned directly or indirectly by Borrower. All issued and outstanding Capital Stock of each of the Loan Parties and each of their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and such Capital Stock were issued in compliance with all applicable laws. All issued and outstanding Capital Stock of each Loan Party (other than Borrower) and each of their Subsidiaries is free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders. The identity of the top ten (10) holders of the Capital Stock of each of the Loan Parties and each of their Subsidiaries and the percentage of their diluted ownership of the Capital Stock of each of the Loan Parties and each of their Subsidiaries as of August 29, 2009 is set forth on Schedule 5.24. No shares of the Capital Stock of any Loan Party or any of their Subsidiaries, other than those described above, are issued and outstanding as of the Closing Date. As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party (other than Borrower) or any of their Subsidiaries of any Capital Stock of any such entity.

          5.25 Bank Accounts, Security Accounts, Etc.

          No Loan Party has any bank accounts, deposit accounts, investments accounts, securities accounts or any other similar accounts other than the accounts set forth Schedule 5.25 (as such Schedule may from time to time be updated by Borrower delivering a written update thereto to Agent, so long as such updates are approved by Agent and the Loan Parties take all action required by Section 4.15(h) with respect thereto). The purpose and type of each such account is specified on Schedule 5.25.

          5.26 MCOs and MSOs.

          Borrower receives an MCO or MSO (as the case may be) with respect to each individual chassis purchased by Borrower from the manufacturer thereof upon delivery of the chassis to Borrower and payment in full to the applicable manufacturer of the purchase price therefor. All MCOs and MSOs (as the case may be) are maintained by Borrower in a fire-rated safe located at Borrower’s chief executive office described on Schedule 4.15(c) unless Agent requests that all MCOs and MSOs (as the case may be) are to be delivered to Agent or its designee.

6. AFFIRMATIVE COVENANTS.

          Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

          6.1 Payment of Fees.

          Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

          6.2 Conduct of Business and Maintenance of Existence and Assets.

          Conduct, and cause each Subsidiary of each Loan Party to conduct, continuously and operate actively its business according to good business practices and maintain, and cause each Subsidiary of each Loan Party to maintain, all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be Disposed of in accordance with the terms of this Agreement (including, without limitation, Section 4.3)), including, without limitation, all Intellectual Property and take all actions necessary to enforce and protect the validity of its Intellectual Property. Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, (i) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect and (ii) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any applicable foreign jurisdiction or any political subdivision of any of the foregoing.

          6.3 Violations.

          Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          6.4 Government Receivables.

          Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

          6.5 Execution of Supplemental Instruments; Further Assurances.

                    (a) Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, consistent with the provisions of this Agreement and the Other Documents.

                    (b) Promptly upon request by Agent, each Loan Party shall take such additional actions as Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any Other Document, (ii) to subject all of the existing or hereinafter acquired personal and real property of each Loan Party to first-priority perfected Liens in favor of Agent to secure the Obligations, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Liens created, or intended to be created thereby, by this Agreement or any Other Document and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent and Lenders the rights granted or now or hereafter intended to be granted to Agent and the Lenders under this Agreement or any Other Document. Without limiting the generality of the foregoing, each Loan Party shall (and shall cause each other Loan Party to) guaranty (to the extent not already directly obligated with respect thereto) all of the Obligations and to grant to Agent, for the benefit of Agent, Lenders, Bank Product Provider and Issuer, a Lien in all of such Loan Party’s existing or hereinafter acquired personal and real property to secure all of the Obligations.

          6.6 Payment of Indebtedness.

          Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, subject at all times to any applicable subordination or intercreditor arrangement in favor of Agent and/or Lenders, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and Indebtedness of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party and each of their Subsidiaries shall have provided for such reserves as Agent may reasonably deem proper and necessary.

          6.7 Standards of Financial Statements.

          Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

          6.8 [Reserved].

          6.9 Financial Covenants. If at any time after the Closing Date Agent shall agree, in its sole discretion, to increase the applicable amount set forth in clause (a) and/or clause (b) of the definition Maximum Revolving Advance Amount (it being acknowledged that Agent has no obligation whatsoever to agree to any such increase), then Borrower shall at all times thereafter maintain a minimum EBITDA and minimum Liquidity in amounts to be agreed upon between Borrower and Agent.

7. NEGATIVE COVENANTS.

          No Loan Party shall, or shall permit any of their Subsidiaries to, until satisfaction in full of the Obligations and termination of this Agreement:

          7.1 Merger, Consolidation, Acquisition and Sale of Assets.

                    (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; provided, that, a Loan Party may merge or consolidate into another Loan Party so long as (i) no Event of Default shall have occurred and be continuing, (ii) Borrower shall give Agent at least ten (10) Business Days prior notice thereof, (iii) if Borrower is a party to such merger or consolidation, it shall be the surviving entity, (iv) no Loan Party shall merge or consolidate with a Loan Party that exists under the laws of a country different than the country in which such Loan Party exists and (v) prior to such merger or consolidation the Loan Parties have taken (or caused to be taken) all steps required by

Agent with respect thereto (including without limitation all steps required by Agent to maintain Agent’s Lien on the Collateral granted by such Loan Parties, as well as the priority and effectiveness of such Lien).

                    (b) Sell, lease, transfer or otherwise Dispose of any of its properties or assets, except (i) as provided in Section 4.3 and (ii) so long as no Event of Default exists and is continuing, the assets set forth on Schedule 7.1(b) provided that the proceeds from the sale of such assets are remitted to Agent for application against the Obligations in accordance with Section 11.2 hereof.

          7.2 Creation of Liens.

          Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

          7.3 Guarantees.

          Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than with respect to the Obligations) except the endorsement of checks in the ordinary course of business.

          7.4 Investments.

          Purchase or acquire Indebtedness or Capital Stock of, or any other interest in, any Person, except Cash Equivalents.

          7.5 Loans.

          Make advances, loans or other extensions of credit to any Person, including without limitation, any Subsidiary or Affiliate except with respect to

                    (a) the extension of commercial trade credit in connection with the sale of Inventory or the provision of services, each in the ordinary course of its business; and

                    (b) loans made to officers or directors of a Loan Party or any Subsidiary of a Loan Party in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time outstanding.

          7.6 Capital Expenditures.

          If at any time after the Closing Date Agent shall agree, in its sole discretion, to increase the applicable amount set forth in clause (a) and/or clause (b) of the definition Maximum Revolving Advance Amount (it being acknowledged that Agent has no obligation whatsoever to agree to any such increase), then Borrower shall not make Capital Expenditures in an amount in excess of an amount to be agreed upon between Borrower and Agent:

          7.7 Dividends and Distributions/Management Fees.

          Declare, pay or make any dividend or distribution or payment with respect to

                    (a) any shares of the Capital Stock of any Loan Party or any of their Subsidiaries (other than dividends or distributions payable in its Capital Stock and other than dividends made by any Loan Party or any Subsidiary of any Loan Party to any other Loan Party or any other Subsidiary to any Loan Party); except that so long as no Event of Default exists and is continuing,

                              (i) Borrower may redeem, in cash, the preferred share purchase rights in accordance with the terms of any shareholder rights plan, provided, that, (A) the cash purchase price shall not exceed $.01 per right and (B) during the Term of this Agreement, the aggregate payments made in respect of such rights shall not exceed the aggregate amount of $325,000; and

                              (ii) Borrower may redeem, in cash, the Capital Stock of its employees, provided, that, in any fiscal year, the aggregate of such redemptions, in cash, shall not exceed $250,000 and

                              (iii) in the sole discretion of Agent and Lenders, Borrower may make cash dividends and distributions with respect to any Capital Stock provided, that, (A) Agent shall have received the audited annual financial statements required by Section 9.7 for the fiscal year ending August 31, 2010, the results of which shall be satisfactory to Agent in its sole discretion, (B) in any fiscal year, the aggregate amount of such dividends and distributions shall not exceed an amount to be determined by Agent in its sole discretion, (C) the payment of any such dividends and distributions shall be subject to such financial tests and Excess Availability requirements as Agent shall determine in its sole discretion, or

                    (b) any management fees or similar fees to any Affiliate, or in each case apply any of its funds, property or assets to the purchase, redemption or other retirement of any such Capital Stock or management or similar fees or other amounts or of any options to purchase or acquire any such items, except that Borrower may redeem, on a non-cash basis, the Capital Stock of its officers and directors.

          7.8 Indebtedness.

          Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) the Obligations; (b) Indebtedness (other than the Obligations) to the extent incurred to finance Capital Expenditures not to exceed $250,000 at any one time outstanding; (c) Indebtedness existing on the Closing Date as set forth on Schedule 7.8; (d) Indebtedness expressly permitted by Section 7.5; and (e) Indebtedness arising under Hedging Agreements which are not entered into for speculative purposes and are intended to provide protection against fluctuations in interest rates or foreign currency exchange rates.

          7.9 Nature of Business.

          Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary or appropriate for and are to be used in its business as presently conducted.

          7.10 Transactions with Affiliates.

          Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions entered into in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

          7.11 Leases.

          Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Sections 7.6 and 7.8) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $500,000 in any one fiscal year for all Loan Parties and their Subsidiaries.

          7.12 Subsidiaries.

                    (a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a Loan Party, becomes jointly and severally liable for, or otherwise guaranties, all of the Obligations and grants a Lien on substantially all of its assets to secure all of the Obligations and consents to the pledge of its Capital Stock to secure all of the Obligations in form and substance satisfactory to Agent, (ii) Agent is provided with a pledge of all of the outstanding Capital Stock of such Subsidiary to secure all of the Obligations in form and substance satisfactory to Agent, (iii) Agent shall have received fifteen (15) days prior written notice thereof (along with an update of Schedule 5.2(b)) and all documents, including collateral documents, guaranties, corporate authority documents and legal opinions Agent may require in connection therewith, all in form and substance satisfactory to Agent and (iv) Agent provides its prior written consent to such formation.

                    (b) Enter into any partnership, joint venture or similar arrangement.

          7.13 Fiscal Year and Accounting Changes.

          Change its fiscal year-end from the last Saturday of August, or make any change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

          7.14 Pledge of Credit.

          Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose.

          7.15 Amendment of Organizational Documents.

          Amend, modify or waive any term or provision of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s or Subsidiary’s formation or governance, or any shareholders agreement, unless Agent is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is not adverse in any respect to Agent and the Lenders.

          7.16 Compliance with ERISA.

                    (a) Maintain, or permit any member of the Controlled Group to maintain, or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a Lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, (g) fail promptly to notify Agent of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, or (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

          7.17 [Reserved].

          7.18 [Reserved].

          7.19 State of Organization/Names/Locations.

          Change the jurisdiction in which it is incorporated or otherwise organized, or change its legal name (or use a different name), location of chief executive office or location of any of the Collateral, unless Borrower has given Agent not less than thirty (30) days prior written notice thereof (along with an update of Schedule 4.5, Schedule 4.15(c), Schedule 5.2(a) and Schedule 5.6, as applicable) and the Loan Parties have taken (or caused to be taken) all steps required by Agent with respect thereto (including without limitation all steps required by Agent to maintain Agent’s Lien on such Collateral, as well as the priority and effectiveness of such Lien); provided, that, no Loan Party shall change its jurisdiction of incorporation or organization or location of any of its Collateral to a jurisdiction or location from (i) the continental United States to outside of the continental United States or (ii) one country to another country.

8. CONDITIONS PRECEDENT.

           8.1 Conditions to Initial Advances.

          The agreement of Lenders to make the initial Advances and Letters of Credit requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances and Letters of Credit, of the following conditions precedent, all in form and substance acceptable to Agent:

                    (a) Agreement. Agent shall have received this Agreement duly executed and delivered by an authorized officer of each of the parties hereto;

                    (b) Notes. Agent, to the extent required by Lenders, shall have received the Notes duly executed and delivered by an authorized officer of Borrower in favor of such Lenders (it being understood that as of the Closing Date, none of the Lenders have required that a Note be issued to them);

                    (c) Filings, Registrations, Recordings and Searches. Each document (including, without limitation, any UCC financing statement) required by this Agreement, any Other Document or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto. Agent shall also have received UCC, tax, judgment and other Lien searches with respect to each Loan Party in such jurisdictions as Agent shall require, and the results of such searches shall be satisfactory to Agent;

                    (d) Payoff Letters; Releases. Fully executed payoff letters (or other evidence of repayment) from all creditors being repaid (in whole or in part) in connection with the making of the initial Advances, along with appropriate Lien releases;

                    (e) Corporate Proceedings of Loan Parties. Agent shall have received a copy of the resolutions of the board of directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents, and (ii) the granting by each Loan Party of the Liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                    (f) Incumbency Certificates of Loan Parties. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated as of the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, any certificate or Other Documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

                    (g) Certificates. Agent shall have received a copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to each Loan Party’s formation and governance, and all amendments thereto, certified in the case of formation documents by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation and certified in the case of the formation and governance documents as accurate and complete by the Secretary or Assistant Secretary of each Loan Party;

                    (h) Good Standing Certificates. Agent shall have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such Loan Party’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification;

                    (i) Legal Opinion. Agent shall have received the executed legal opinions of Borrower’s counsel which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

                    (j) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement and/or the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

                    (k) Collateral Examination. Agent shall received the Inventory appraisal dated July 27, 2009 performed by Hilco Appraisal Services and such appraisal shall be addressed to Agent and expressly permit Agent to rely thereon;

                    (l) Fees and Expenses. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Sections 3.3 and 3.4 and the Fee Letter and all reimbursable expenses of Agent invoiced to date in accordance with this Agreement;

                    (m) Financial Statements. Agent shall have received a copy of the financial statements referred to in Section 5.5;

                    (n) Other Documents. Agent shall have received fully executed copies of all Other Documents;

                    (o) Insurance. Agent shall have received insurance certificates and loss payable endorsements naming Agent as loss payee or additional insured, as applicable, with respect to the Loan Parties’ property and liability insurance policies;

                    (p) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

                    (q) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of Accounts and other Receivables and proceeds of the related Collateral;

                    (r) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

                    (s) No Adverse Material Change. Since August 29, 2009, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

                    (t) Collateral Access Agreements. Agent shall have received duly executed Collateral Access Agreements satisfactory to Agent with respect to all third party Collateral locations required by Agent;

                    (u) Contract Review. Agent shall have reviewed all material contracts of Loan Parties including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

                    (v) Closing Certificate. Agent shall have received a closing certificate signed by a Responsible Officer of Borrower on behalf of all Loan Parties dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date)), (ii) Loan Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing or would result from the consummation of the Transactions;

                    (w) Borrowing Base. Agent shall have received a duly executed Borrowing Base Certificate which shall indicate that the aggregate amount of Eligible Accounts and Eligible Inventory is sufficient in value and amount to support Revolving Advances and Letters of Credit in the amount requested by Borrower on the Closing Date;

                    (x) Excess Availability. After giving effect to the initial Advances and Letters of Credit and all fees and expenses pertaining to the closing of the Transactions, Borrower shall have Excess Availability of at least $12,500,000;

                    (y) Control Agreements. Agent shall have received duly executed control agreements with respect to all Collateral in which a Lien may be perfected by means of control under the UCC (other than Restricted Accounts);

                    (z) Due Diligence. Agent and its counsel shall have completed its business and legal due diligence with results satisfactory to Agent and its counsel, including without limitation (i) pre-funding field examination of the business and collateral of each Loan Party in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of each Loan Party, (ii) favorable trade and customer references and (iii) background checks with respect to such individuals as Agent determines issued by investigatory firms satisfactory to Agent; and Agent shall be satisfied with the corporate and capital structure and management of each Loan Party’s license agreements and with all legal, tax, accounting and other matters relating to each Loan Party; and

                    (aa) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

          8.2 Conditions to Each Advance.

          The agreement of Lenders to make or to issue or to cause to be issued any Advance or Letter of Credit requested to be made or issued on any date (including, without limitation, the initial Advance or Letter of Credit), is subject to the satisfaction of the following conditions precedent as of the date such Advance or Letter of Credit is made or issued:

                    (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein; or in all respects with respect to representations and warranties made on the Closing Date) on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); provided, however, that, each Lender, in its sole discretion, may (and at the direction of Agent and Required Lenders, shall) continue to make Advances and participate in Letters of Credit notwithstanding the failure to make such representations and warranties and that any Advances so made and Letters of Credit so issued shall not be deemed a waiver of any applicable Default or Event of Default;

                    (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that, each Lender, in its sole discretion, may (and at the direction of Agent and Required Lenders, shall) continue to make Advances and participate in Letters of Credit notwithstanding the existence of a Default or Event of Default and that any Advances so made and Letters of Credit so issued shall not be deemed a waiver of any such Default or Event of Default; and

                    (c) Maximum Revolving Advances/Letters of Credit. The limits set forth in Section 2.1(b) are not exceeded after giving to such Advances or Letters or Credit, as applicable.

Each request for an Advance or Letter of Credit by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance or Letter of Credit that the conditions contained in this subsection shall have been satisfied.

9. INFORMATION AS TO LOAN PARTIES.

          Each Loan Party shall, until satisfaction in full of the Obligations and the termination of this Agreement:

          9.1 Disclosure of Material Matters Pertaining to Collateral.

          Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

          9.2 Collateral and Related Reports.

                    (a) Deliver to Agent concurrently with each Advance request, current as of the end of the immediately preceding day, and in any event no less frequently than weekly if any Advances are outstanding:

                              (i) an Accounts Borrowing Base posting through COMALA, including gross billings, cash receipts, credit memos (reported separately by dilutive and non-dilutive categories) and other adjustments issued (recorded directly to the Accounts receivable aging), write-offs, other debit and credit adjustments (including an explanation of all such adjustments); and

                              (ii) a perpetual Inventory summary report as of the end of the immediately preceding week posted through COMALA;

                    (b) Deliver to Agent on or before the fifteenth (15th) Business Day after a fiscal month end (or more frequently if required by Agent) a Borrowing Base Certificate completed and executed by a Responsible Officer of Borrower, which shall be calculated as of the last day of the immediately preceding month (which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement, and which shall not restrict the rights of Agent to recalculate the Borrowing Base or any of the related components), setting forth an updated calculation of all components of the Borrowing Base including without limitation Reserves that Borrower is aware of (it being understood that Agent may institute additional Reserves), the Borrowing Base and Excess Availability, if any, and supported by schedules showing the derivation thereof and containing such detail and such other information as Agent may request from time to time;

                    (c) Deliver to Agent on or before the fifteenth (15th) Business Day after a fiscal month end (or more frequently if required by Agent) the following reports, which shall be current as of the close of business on the last Business Day of the fiscal month immediately prior to such date:

                              (i) with respect to Borrower, a summary Accounts receivable aging by Customer, along with a listing of related Contra Claims;

                              (ii) with respect to Borrower, if during any given month Agent and Lenders have made Loans to the Borrower, an Accounts receivable rollforward report, which shall separately identify (A) the Accounts receivable aging balance as of the first (1st) day of such immediately preceding fiscal month, and (B) gross billings, cash receipts, credit memos and other adjustments issued (recorded directly to the Accounts receivable aging), write-offs, other debit and credit adjustments on a cumulative basis for such fiscal month (together with an explanation for all such adjustments that individually exceed $10,000) during such immediately preceding fiscal month;

                              (iii) (A) a reconciliation of the Accounts receivable aging balance as of the last day of such immediately preceding fiscal month to each of the following for such fiscal month: (1) Accounts receivable balance delivered to Agent pursuant to COMALA, (2) Borrower’s general ledger, and (3) Borrower’s balance sheet, together with supporting documentation for any reconciling items, and (B) notice of all claims, offsets, or disputes or other Contra Claims asserted by Customers with respect to any Borrower’s Accounts receivable;

                              (iv) with respect to Borrower, a perpetual Inventory report, current as of the close of business on the last Business Day of the immediately preceding fiscal month end, and reconciliation to Borrower’s general ledger and balance sheet and Inventory reporting posted through COMALA for the same fiscal month end;

                              (v) with respect to Borrower, an Inventory report by component (i.e., raw materials, work in process and finished goods) and, if requested by Agent, an Inventory aging report (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties);

                              (vi) with respect to each Loan Party’s accounts payable and expenses for the immediately preceding fiscal month end, a report including an accounts payable aging, accrued expenses, and listing of checks held, together with a reconciliation to each Loan Party’s general ledger and balance sheet for such fiscal month;

                              (vii) (A) a detailed report of accrued and other liabilities of the Loan Parties as of the end of such immediately preceding fiscal month end reconciled to the balance sheet for such fiscal month; and (B) confirmation that all sales, personal property and payroll and other taxes of the Loan Parties are currently paid;

                              (viii) (A) a reconciliation of outstanding Advances and undrawn Letters of Credit pursuant to COMALA as of the end of such immediately preceding fiscal month end to Borrower’s general ledger and balance sheet for such fiscal month; and (B) a detailed list of Letters of Credit outstanding, including for each Letter of Credit the undrawn principal amount thereof, beneficiary name, issuer name, and expiration date; and

                              (ix) notice of termination or breach of any material contract of a Loan Party or any of their Subsidiaries (A) which could reasonably be expected to result in a Material Adverse Effect or (B) with respect to a contract in which the aggregate payments thereunder by any Loan Party or any of their Subsidiaries exceed $250,000 in any fiscal year;

                    (d) Deliver to Agent on or before the sixtieth (60th) day after the end of Borrower’s fiscal year:

                              (i) for each of Borrower’s ten (10) largest Customers, the payment terms of such Customer’s Accounts receivable, its address, credit ratings and an aging for such Customers’ Accounts receivable balances as set forth in the accounts receivable aging most recently delivered to Agent;

                              (ii) current certificates of insurance and loss payee endorsements for all insurance policies which the Loan Parties and their Subsidiaries are required to maintain pursuant to Section 4.11; and

                              (iii) a list of all Customers of Borrower owing Accounts receivable as of the end of such fiscal year, including such Customers’ respective name, address, phone number, and e-mail address;

                    (e) Upon Agent’s request, (i) copies of customer statements, purchase orders, customer sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of purchase orders, invoices and delivery documents for Accounts or other Receivables created by any Loan Party, (iii) copies of shipping and delivery documents for Inventory and Equipment acquired by any Loan Party, and (iv) trial balances and test verifications;

                    (f) Deliver to Agent such other reports as to the Collateral, the Loan Parties or their Subsidiaries as Agent shall request from time to time; and

                    (g) All Collateral reporting which shall be provided to Agent pursuant to this Sections 9.2 shall be delivered to Agent electronically (or other manner satisfactory to Agent) and in form satisfactory to Agent. All such reports are solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such reports to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.

          9.3 Environmental Reports.

          Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by a Responsible Officer of Borrower stating, to the best of such officer’s knowledge, that each Loan Party and each of their respective Subsidiaries is in compliance in all material respects with all Environmental Laws. To the extent any Loan Party or any Subsidiary of any Loan Party is not in compliance with any Environmental Laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party or Subsidiary, as applicable, will implement in order to achieve full compliance.

          9.4 Litigation.

          Promptly (but in any event within five (5) Business Days thereafter) notify Agent in writing of (or of any material development in) any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of (or of any material development in) any suit or administrative proceeding, which in any such matter could reasonably be expected to (i) result in liability in excess of $250,000 or (ii) have a Material Adverse Effect.

          9.5 Material Occurrences.

          Promptly (but in any event within five (5) Business Days thereafter) notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party or any Subsidiary of any Loan Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any Subsidiary of any Loan Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party or any Subsidiary of any Loan Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party or any Subsidiary of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties or such Subsidiaries propose to take with respect thereto.

          9.6 Government Receivables.

          Notify Agent immediately if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

          9.7 Annual Financial Statements.

          Furnish Agent and each Lender within ninety (90) days after the end of each fiscal year of Loan Parties, financial statements of Loan Parties and their Subsidiaries on a consolidating basis, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by (a) copies of all management letters, exception reports or similar letters or reports received by Loan Parties or their Subsidiaries from the Accountants, and (b) a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, and (ii) in making the examination upon which such report was based, either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.9(if applicable), 7.6, 7.7, 7.8 and 7.11. In addition, the reports shall be accompanied by (a) a Compliance Certificate of a Responsible Officer of Borrower which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event, and such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.9(if applicable), 7.6, 7.7, 7.8 and 7.11; and (b) an analysis and discussion of results comparing the Loan Parties’ performance for the fiscal year which is the subject of such reports against the immediately prior fiscal year together with an analysis and discussion of (i) the results for the fourth (4th) fiscal quarter of such fiscal year against the fourth (4th) fiscal quarter for the immediately prior fiscal year, each prepared by senior management of Loan Parties with respect thereto, satisfactory to Agent and (ii) if requested by Agent, he projections for such fiscal year against the actual results for such fiscal year, prepared by senior management of Loan Parties with respect thereto, satisfactory to Agent.

          9.8 Quarterly Financial Statements.

          Furnish Agent and each Lender within forty-five (45) days after the end of each of Borrower’s first three (3) fiscal quarters, an unaudited balance sheet of Loan Parties and their Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties and their Subsidiaries reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties or their Subsidiaries. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (a) the current fiscal period and the current year-to-date with the figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year and (b) the projections for such fiscal period and year-to-date period delivered pursuant to Section 5.5(b) or Section 9.12, as applicable and shall be accompanied by an analysis and discussion of results prepared by senior management of Loan Parties with respect thereto, satisfactory to Agent. The financial statements shall be accompanied by a Compliance Certificate signed by a

Responsible Officer of Borrower, which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such default and, such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.9(if applicable), 7.6, 7.7, 7.8 and 7.11.

          9.9 Monthly Financial Statements.

          Furnish Agent and each Lender within twenty-five (25) days after the end of each fiscal month, an unaudited balance sheet of Loan Parties and their Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties and their Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties or their Subsidiaries. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (a) the current fiscal period and the current year-to-date with the figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year and (b) the projections for such fiscal period and year-to-date period delivered pursuant to Section 5.5. The financial statements shall be accompanied by a Compliance Certificate signed by a Responsible Officer of Borrower, which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event and, such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.9(if applicable), 7.6, 7.7, 7.8 and 7.11.

          9.10 Notices re Stockholders.

          Furnish promptly to Agent with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders.

          9.11 Additional Information.

          Furnish promptly to Agent or any requesting Lender with such additional information as Agent or such Lender shall reasonably request in order to enable Agent or such Lender to determine whether Loan Parties are in compliance with the terms, covenants, provisions and conditions of this Agreement and the Other Documents.

          9.12 Projected Operating Budget.

          Furnish Agent, no later than fifteen (15) days prior to the beginning of each Loan Party’s fiscal years, commencing with fiscal year beginning August 29, 2010, a month by month projected operating budget and cash flow of Loan Parties and their Subsidiaries on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Responsible Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such Responsible Officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

          9.13 [Reserved].

          9.14 Notice of Suits, Adverse Events.

          Furnish Agent with prompt (and, in any event, not more than five (5) Business Days) notice of (a) any lapse or other termination of any Consent issued to any Loan Party or any Subsidiary of any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s or such Subsidiaries’ business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by any Loan Party or any Subsidiary of any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party or any such Subsidiary, or if copies thereof are requested by Agent or any Lender, (d) material developments with respect to any litigation or potential litigation against any Loan Party or any Subsidiary of any Loan Party and (e) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party or any Subsidiary of any Loan Party.

          9.15 ERISA Notices and Requests.

          Furnish Agent with immediate written notice in the event that (a) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party, such Subsidiary of any Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party, such Subsidiary of any Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (i) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

          9.16 Additional Documents.

          Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement and the Other Documents.

10. EVENTS OF DEFAULT.

          The occurrence of any one or more of the following events shall constitute an “Event of Default”:

          10.1 Failure by any Loan Party to pay any of the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or any Other Document;

          10.2 (a) Failure by Loan Parties to perform, keep or observe any provision of Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.10, 4.11, 4.15(h), 6.9, 7, 9.2, 9.7, 9.8, 9.9 and 9.12 or (b) any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect (without duplication of any materiality qualifiers already set forth herein) on the date when made or deemed to have been made;

          10.3 Issuance of a notice of Lien (other than Permitted Encumbrances), levy, assessment, injunction or attachment against a material portion of any Loan Party’s or any Subsidiary of any Loan Party’s property which is not stayed or lifted within thirty (30) days;

          10.4 Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant contained in this Agreement or in any Other Document (to the extent such breach is not otherwise embodied in any other provision of this Section 10 for which a different grace or cure period is specified or which constitute an immediate Event of Default under this Agreement or the Other Documents), which is not cured within five (5) Business Days after the occurrence thereof;

          10.5 Any judgment or judgments are rendered or judgment Liens filed against one or more Loan Parties or Subsidiaries of Loan Parties for an amount, individually or in the aggregate, in excess of $500,000, which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record or any action is taken to enforce any Lien over the assets of any Loan Party (or any analogous procedure or step is taken in any jurisdiction) for an amount, individually or in the aggregate, in excess of $500,000;

          10.6 Any Loan Party or any Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state, federal or other bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

          10.7 Any change in any Loan Party’s or any Subsidiary of any Loan Party’s condition or affairs (financial or otherwise) which has a Material Adverse Effect or any other event that has a Material Adverse Effect;

          10.8 Any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

          10.9 Any default under one or more documents, instruments or agreements to which any Loan Party, any Subsidiary or any Loan Party is a party or by which any of its properties is bound, relating to any Indebtedness (other than the Obligations) individually or in aggregate in excess of $250,000, which default continues for more than the applicable cure period, if any, with respect thereto;

          10.10 A default of the obligations of Borrower and/or the Loan Parties and their Subsidiaries taken as a whole under any other agreement to which it is a party shall occur which materially and adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

          10.11 Termination or breach of the Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

          10.12 Any (a) Change of Control shall occur or (b) Change of Management shall occur;

          10.13 Any provision hereof or of any of the Other Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto in accordance with its terms, or any such party (other than Agent and Lenders) shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the Other Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any Lien provided for herein or in any of the Other Documents shall cease to be a valid and perfected first priority Lien in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein); or

          10.14 The indictment by any Governmental Body of any Loan Party or any Subsidiary of any Loan Party of which any Loan Party, such Subsidiary or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Loan Party or such Subsidiary, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (a) any of the Collateral having a value in excess of $250,000 or (b) any other property of Borrower, or of the Loan Parties and their Subsidiaries taken as a whole, which is necessary or material to the conduct of its business; or

          10.15 Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party in and to any material portion of the Collateral shall have become the subject matter of litigation which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

          10.16 The operations of Borrower’s facility, or the Loan Parties’ and Subsidiaries’ facilities taken as a whole, is interrupted in any material respect and such interruption could reasonably be expected to have a Material Adverse Effect; or

          10.17 An event or condition specified in Section 7.16 or Section 9.15 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur a liability to a Plan or the PBGC (or both) in excess of $250,000.

11. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

          11.1 Rights and Remedies.

          Upon the occurrence of (a) an Event of Default pursuant to Section 10.6, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (b) any of the other Events of Default and at any time thereafter, Agent may (and at the direction of Required Lenders, shall) declare that all or any portion of the Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate or limit the obligation of Lenders to make Advances (including, without limitation, reducing the lending formulas or amounts of Revolving Advances and Letters of Credit available to Borrower), and (c) a filing of a petition against any Loan Party in any involuntary case under any state, federal or other bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the Liens granted herein and in the Other Documents and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion, without notice or demand, take the Collateral (including, without limitation, all MCOs and MSO’s and MCO’s (as the case may be) then in Borrower’s control or possession) and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. Agent may specifically disclaim any warranties of title or the like at any sale of Collateral. In connection with the exercise of the foregoing remedies, Agent shall have the right to use all of each Loan Party’s Intellectual Property and other proprietary rights which are used in connection with (i) Inventory for the purpose of disposing of such Inventory and (ii) Equipment for the purpose of completing the manufacture of unfinished goods, in each case without any obligation to compensate any Loan Party therefor.

          11.2 Waterfall.

                    (a) So long as no Waterfall Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments, shall be apportioned ratably among the Lenders (according to their Commitment Percentages thereof) and all payments of fees, costs and expenses (other than fees, costs or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders according to their Commitment Percentages thereof (it being understood that all costs and expenses due and owing to Agent, and all principal and interest of Advances (including Protective Advances) made by Agent and not reimbursed by Lenders, shall first be paid in full before any such payments are made to any of the Lenders). Payments for the purposes of this clause (a) shall include proceeds of Collateral received by Agent.

                    (b) At any time that a Waterfall Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied to the Obligations as follows (it being understood that in the event that any Lender, as opposed to Agent, receives such payment or proceeds from any source other than Agent, such Lender shall remit such payment or proceeds, as applicable to Agent for application to the Obligations as provided in this Agreement): first, to the Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Agent in connection with this Agreement or any Other Document and to the principal and interest of Advances (including Protective Advances) made by Agent and not reimbursed by Lenders until paid in full; second, pro rata to interest due to Lenders upon any of the Advances according to their respective Commitment Percentages thereof until paid in full; third, pro rata to fees due to Agent and the Lenders in connection with this Agreement or any Other Document according to their respective Commitment Percentages thereof until paid in full; fourth, pro rata to the principal of the Advances made by each Lender according to their respective Commitment Percentages thereof and, after an Event of Default pursuant to Section 10.6 or if requested by Agent or Required Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to Agent cash collateral in an amount not less than 105% of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance satisfactory to Agent until paid in full; fifth pro rata to any other Obligations (other than Bank Product Obligations) until paid in full; and sixth pro rata to any Bank Product Obligations until paid in full.

                    (c) If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor. If it is determined by an authority of competent jurisdiction that a disposition by Agent did not occur in a commercially reasonably manner, Agent may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded. Agent will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless Agent has entered into a written agreement with Loan Party to that effect.

          11.3 Agent’s Discretion.

          Agent shall have the right in its sole discretion to determine which rights, Liens or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

          11.4 Setoff.

          In addition to any other rights which Agent, any Lender or any Issuer may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent, such Lender, such Issuer and their Affiliates shall have a right to setoff and apply any Loan Party’s property held by Agent, such Lender, such Issuer or such Affiliate to reduce the Obligations, all without notice to the Loan Parties. No Lender, Issuer or Affiliate shall setoff or apply such property without the prior written consent of Agent.

          11.5 Rights and Remedies not Exclusive.

          The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

          11.6 Commercial Reasonableness.

          To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (a) to fail to incur expenses reasonably deemed necessary or appropriate by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Body or other third party for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors, secondary obligors or other Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12. WAIVERS AND JUDICIAL PROCEEDINGS.

          12.1 Waiver of Notice.

          Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

          12.2 Delay.

          No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

          12.3 Jury Waiver.

          EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT, OR THE

TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          12.4 Waiver of Counterclaims.

          Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13. EFFECTIVE DATE AND TERMINATION.

          13.1 Term.

          This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (a) October 13, 2012 (the “Original Term”), (b) the acceleration of all Obligations pursuant to the terms of this Agreement or (c) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”). Loan Parties may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are paid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), the Loan Parties shall pay to Agent for the benefit of Lenders an early termination fee (the “Early Termination Fee”) in an amount equal to (i) three (3%) percent of the Maximum Credit if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (ii) two (2%) percent of the Maximum Credit if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (iii) one (1%) percent of the Maximum Credit if the Early Termination Date occurs on or after the second anniversary of the Closing Date to and including the Termination Date. The Early Termination Fee shall be fully earned, due and payable as of the date of such prepayment and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

          13.2 Termination.

          The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations arising or incurred prior to the effective date of such termination, and each of the provisions of this Agreement and of the Other Documents shall continue to be fully operative until all of the Obligations have been paid in full. The Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been paid and performed in full after the termination of this Agreement (or (a) in the case of outstanding Letters of Credit, Borrower has furnished to Agent cash collateral in an amount not less than 105% of the aggregate undrawn amount of all Letters of Credit (pursuant to cash collateral arrangements to be in form and substance satisfactory to Agent) and (b) in the case of any other contingent Obligations, each Loan Party shall have furnished Agent and Lenders with cash collateral or an indemnification from a Person, and pursuant to terms and conditions, in each case which are satisfactory to Agent in all respects). Accordingly, each Loan Party waives any rights which it may have under Section 9-

513 of the UCC to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, until all of the Obligations have been paid and performed in full after the termination of this Agreement (or (i) in the case of outstanding Letters of Credit, Borrower has furnished to Agent cash collateral in an amount not less than 105% of the aggregate undrawn amount of all Letters of Credit (pursuant to cash collateral arrangements to be in form and substance satisfactory to Agent) and (ii) in the case of any other contingent Obligations, each Loan Party shall have furnished Agent and Lenders with cash collateral or an indemnification from a Person, and pursuant to terms and conditions, in each case which are satisfactory to Agent in all respects). All representations, warranties, covenants, waivers and agreements contained herein and in the Other Documents shall survive termination hereof until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement (or (A) in the case of outstanding Letters of Credit, Borrower has furnished to Agent cash collateral in an amount not less than 105% of the aggregate undrawn amount of all Letters of Credit (pursuant to cash collateral arrangements to be in form and substance satisfactory to Agent) and (B) in the case of any other contingent Obligations, each Loan Party shall have furnished Agent and Lenders with cash collateral or an indemnification from a Person, and pursuant to terms and conditions, in each case which are satisfactory to Agent in all respects).

14. REGARDING AGENT.

          14.1 Appointment.

          Each Lender hereby designates Burdale to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that, Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent agrees to do so in its sole discretion and is furnished with an indemnification satisfactory to Agent in its sole discretion with respect thereto.

          14.2 Nature of Duties.

          Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. None of Agent, any Lender, or any Issuer nor any of their respective officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such under this Agreement or any Other Document or in connection herewith or therewith, unless caused by their gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction, or (b) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect or appraise the properties, books or records of any Loan Party or any other Person. The duties of Agent in respect of the Advances shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or any Other Document a fiduciary relationship in respect of any Secured Party, nor shall the Agent constitute a trustee in respect of any Secured Party; and nothing in this Agreement or any Other Document, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any Other Document except as expressly set forth herein or therein.

          14.3 Lack of Reliance on Agent and Resignation.

                    (a) Independently and without reliance upon Agent, any Issuer or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party and each other Person in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection with this Agreement or any Other Document, and (ii) its own appraisal of the creditworthiness of each Loan Party and each other Person. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except to the extent, if any, expressly required in this Agreement. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority, collectibility or sufficiency of this Agreement or any Other Document, the Collateral, or of the financial condition of any Loan Party or any other Person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents, the Collateral, or the financial condition of any Loan Party or any other Person, or the existence of any Event of Default or any Default.

                    (b) Agent may resign on thirty (30) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent with the consent of Borrower (provided if an Event of Default is in existence, no such consent of Borrower shall be required). If no such successor Agent is appointed at the end of such thirty (30) day period, Agent may designate one of the Lenders as a successor Agent. If no Lender accepts such designation, Required Lenders shall serve as the successor Agent, and Agent shall remain entitled to so resign.

                    (c) Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Section 14, Section 16.5 and Section 16.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          14.4 Certain Rights of Agent.

          If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

          14.5 Reliance.

          Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, email, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

          14.6 Notice of Default.

          Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Loan Party referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Subject to Section 14.1, Agent shall take such action with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as it shall deem advisable in the best interests of Lenders.

          14.7 Indemnification.

          To the extent Agent and/or Issuer, as applicable, is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent and each Issuer in proportion to its respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent and/or such Issuer in performing its duties hereunder or under any Other Document, or in any way relating to or arising out of this Agreement or any Other Document; provided, that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the indemnified party’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

          14.8 Agent in its Individual Capacity.

          With respect any Advances made by Agent, except as otherwise provided in this Agreement, the Advances made by Agent shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

          14.9 Actions in Concert.

          Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender and Agent that (a) Agent shall have the exclusive right to enforce and exercise all rights and remedies of Agent and Lenders hereunder and under the Other Documents at all times following the occurrence and during the continuance of an Event of Default, on behalf of Agent and all Lenders, subject to the direction of Required Lenders as provided for herein, and (b) no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Other Documents (including exercising any rights of setoff or compensation) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

15. GUARANTEE.

          15.1 Guaranty.

          Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each payment made by any Guarantor pursuant to this Guarantee shall be made in lawful money of the United States in immediately available funds.

          15.2 Waivers.

          Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent or any Lender protect, secure, perfect or insure any Lien or Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent.

          15.3 No Defense.

          No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

          15.4 Guaranty of Payment.

          The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 15, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

          15.5 Liabilities Absolute.

          The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

                    (a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise;

                    (b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

                    (c) the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed an delivered in connection herewith or therewith;

                    (d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

                    (e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

                    (f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances, Letters of Credit or other financial accommodations to Borrower pursuant to this Agreement and/or the Other Documents.

          15.6 Waiver of Notice.

          The Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

          15.7 Agent’s Discretion.

          Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

          15.8 Reinstatement.

          The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or such Lender in payment or on account of any of the Obligations and Agent or such Lender repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Lender or the respective property of each, or any settlement or compromise of any claim effected by Agent or such Lender with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Lenders.

                    (a) Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

                    (b) No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

                    (c) If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial or other statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

                    (d) All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s and Lenders’ prior right to payment in full of Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent and Lenders. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

                    (e) Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.

          15.9 Action Upon Event of Default.

          Upon the occurrence and during the continuance of any Event of Default, Agent may and upon written request of the Required Lenders shall, without notice to or demand upon any Loan Party or any other Person, declare all or any portion of the Obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the Obligations of each Guarantor. Upon such declaration by Agent, Agent, Lenders and any of their Affiliates are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other indebtedness at any time owing by Agent or Lenders to or for the credit or the account of any Guarantor against any and all of the Obligations of each Guarantor now or hereafter existing hereunder in accordance with the terms of this Agreement, whether or not Agent or Lenders shall have made any demand hereunder against any other Loan Party and although such Obligations may be contingent and unmatured. The rights of Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent and Lenders may have. Upon such declaration by Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Claims”), Agent shall have the full right on the part of Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for Agent and will pay to Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to Agent, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to Agent. Each Guarantor agrees that no payment on account of the Claims or any Lien therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

          15.10 Statute of Limitations.

          Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others (including any Lenders) with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

          15.11 Interest.

          All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to Base Rate Loans constituting Revolving Advances.

          15.12 Guarantor’s Investigation.

          Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents. Each Guarantor has made an independent investigation of the Loan Parties and of the financial condition of the Loan Parties. Neither Agent nor any Lender has made, Agent and Lenders do not hereby make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Section 15 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

          15.13 Termination.

          The provisions of this Section 15 shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.

          15.14 Extension of Guarantee.

          Without prejudice to the generality of this Section 15, each Guarantor expressly confirms that it intends that the guarantee provided in this Section 15 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the provisions of this Agreement or any Other Document and/or any facility or amount made available hereunder or thereunder.

16. MISCELLANEOUS.

          16.1 Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without regard to conflicts of laws principles. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any Other Document may be brought in any court of competent jurisdiction located in the County and State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s and/or any Lender’s option, by service upon Borrower which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any Other Document, shall be brought only in a federal or state court located in the City of New York, State of New York.

          16.2 Entire Understanding; Amendments; Lender Replacements; Overadvances.

                    (a) This Agreement and the Other Documents executed concurrently herewith or on or after the Closing Date contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees of Agent or any Lender to any Loan Party not herein contained or not contained in any Other Document executed on or after the Closing Date shall have no force and effect. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing pursuant to clause (b) below. Any Default or Event of Default that occurs hereunder shall continue unless and until expressly waived in writing pursuant to clause (b) below. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

                    (b) Agent and the Required Lenders (or Agent with the consent in writing of the Required Lenders), and Borrower may, subject to the provisions of this Section 16.2(b), from time to time enter into written amendments and supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties hereunder or thereunder or the conditions, provisions or terms thereof or waiving any Default or Event of Default hereunder or thereunder, but only to the extent specified in such written agreements; provided, however, that, no such amendment or supplemental agreement shall:

                              (i) increase the Commitment of any Lender without the consent of Agent and all Lenders;

                              (ii) increase the Maximum Credit or the Maximum Revolving Advance Amount without the consent of Agent and all Lenders;

                              (iii) extend the Term or maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest (other than the waiver of any default rate) or reduce any scheduled (as opposed to mandatory prepayment) principal payment or fee payable by Borrower to such Lender pursuant to this Agreement, without the consent of Agent and each Lender directly affected thereby;

                              (iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of Agent and all Lenders;

                              (v) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement, including any Disposition thereof permitted by this Agreement) having an aggregate value in excess of $2,000,000 without the consent of Agent and all Lenders;

                              (vi) change the rights and duties of Agent without the consent of Agent; or

                              (vii) increase the Advance Rate above the Advance Rate in effect on the Closing Date without the consent of Agent and all Lenders.

Any such amendment or supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

                    (c) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such Lender shall not respond or reply to Agent in writing within ten (10) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request.

                    (d) In the event that (i) Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, (ii) a Lender is a Defaulting Lender or (iii) a Lender is an Impacted Lender, then in each case Agent may, at its option, require such Lender to assign its Advances and Commitments to Agent or to another Lender or to any other Person designated by Agent (a “Designated Lender”), for a price equal to the then outstanding principal amount of all Advances held by such Lender plus accrued and unpaid interest and fees owing to such Lender, which interest and fees shall be paid when, and if, collected from Borrower. In the event Agent elects to require any Lender to assign such Lender’s Advances and Commitments to Agent or to a Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial (or with respect to clause (ii) or (iii) above, during the time that such Lender is a Defaulting Lender or an Impacted Lender, as applicable, or within forty five (45) days thereafter), and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender (or Agent on behalf of such Lender if such Lender refuses to execute such Commitment Transfer Supplement within such time period; and each Lender hereby irrevocable authorizes Agent to so execute such a Commitment Transfer Supplement on its behalf), Agent or the Designated Lender, as appropriate, and Agent (if Agent is not the Designated Lender).

                    (e) Notwithstanding the foregoing (and in addition to the Agent’s rights to make Protective Advances hereunder), Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances and Letters of Credit at any time to exceed the Borrowing Base (but not exceed the Maximum Revolving Advance Amount) by up to ten percent (10%) of the Borrowing Base for up to sixty (60) consecutive Business Days; provided, that, any such overadvance shall still constitute an Event of Default as of the first day of such overadvance regardless of the reason for or amount of such overadvance. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be eligible for inclusion in the Borrowing Base, becomes ineligible, collections of Receivables applied to reduce outstanding Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral; provided, that, any such overadvance shall still constitute an Event of Default as of the first day of such overadvance regardless of the reason for or amount of such overadvance. In the event Agent involuntarily permits the outstanding Revolving Advances and Letters of Credit to exceed the Borrowing Base by more than ten percent (10%) of the Borrowing Base, Borrower shall decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess, provided, that, any Event of Default resulting therefrom shall remain in existence. Revolving Advances made or Letters of Credit issued after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence, and in all events shall constitute an Event of Default.

          16.3 Successors and Assigns; Participations; New Lenders; Taxes; Syndication.

                    (a) This Agreement and the Other Documents shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns; except, that, no Loan Party may assign or transfer any of its rights or obligations under this Agreement or any Other Document without the prior written consent of Agent and each Lender.

                    (b) Each Loan Party acknowledges that one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons with the consent of Agent (each such transferee or purchaser of a participating interest, a “Transferee”). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof; provided, that, Loan Parties shall not be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee, had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder, and in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Transferee’s rights under Section 16.2 shall be limited to those items in Section 16.2(b) which require consent of each Lender or each directly affected Lender, as applicable. Each Loan Party hereby grants to any Transferee a continuing Lien in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any Participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                    (c) Any Lender may with the consent of Agent which shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its Advances and Commitments (and related rights and obligations under this Agreement and the Other Documents) to Qualified Assignees (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000 (except such minimum amount shall not apply to (i) a sale, assignment or transfer by any Lender to an Affiliate of such Lender or to a group of new Lenders, each of which is an Affiliate of each other to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or (ii) a sale, assignment or transfer by any Lender of all of its Commitments and all of its Advances), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (A) Purchasing Lender thereunder shall be a party to this Agreement and the Other Documents as a Lender and, to the extent transferred pursuant to such Commitment Transfer Supplement, have Commitments and outstanding Advances, and (B) the transferor Lender thereunder shall, to the extent its Advances and Commitments have been transferred pursuant to such Commitment Transfer Supplement, be released from its obligations under this Agreement and the Other Documents. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender as a Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the Advances and Commitments of such transferor Lender under this Agreement and the Other Documents. Loan Parties hereby consent to the addition of such Purchasing Lender as a Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the Advances and Commitments of such transferor Lender. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. Notwithstanding the foregoing, any Lender may assign all or any portion of the Advances or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided, that, any payment in respect of such assigned Advances or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Advances or Notes to the extent of such payment. No such assignment described in the immediately preceding sentence shall release the assigning Lender from its obligations hereunder.

                    (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Loan Parties, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

                    (e) Loan Parties authorize each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial and other information in such Lender’s possession concerning Loan Parties which has been delivered to Agent or such Lender by or on behalf of Loan Parties pursuant to this Agreement or in connection with Agent’s or such Lender’s credit evaluation of Loan Parties.

                    (f) Each Lender or Participant organized under the laws of a jurisdiction outside the United States, and from time to time thereafter if either requested by Borrower or Agent or upon the obsolescence or expiration of any previously delivered form, shall provide Agent and Borrower with (i) two (2) original executed copies of a correct and completed Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that payments to such Lender or Participant are not subject to United States federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or Participant of a trade or business in the United States or totally exempt from United States federal withholding tax by reason of the application of an income tax treaty to which the United States is a party or such Lender is otherwise exempt, and (ii) or to the extent permitted by law, as an alternative to form W-8BEN or W-8ECI, each such Lender or Participant may provide Borrower and Agent with two original executed copies of any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal withholding tax pursuant to Section 871(h) or 881(c) of the Code, together with an annual certificate stating that such Lender or Participant is not a “person” described in Section 871(h)(3) or 881(c)(3) of the Code. Each such Lender further agrees to complete and deliver to Borrower, upon its request, such other forms or other documentation as may be appropriate to minimize any withholding tax on payments pursuant to this Agreement under the laws of any other jurisdiction unless such completion and delivery may in any event be disadvantageous for such Lender. For purposes of this subsection (f), the term “United States” shall have the meaning specified in Section 7701 of the Code.

                    (g) At the request of Agent from time to time both before and after the Closing Date, the Loan Parties will assist Agent in the syndication of the credit facility provided pursuant to this Agreement and the Other Documents. Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an information memorandum and the verification of the completeness and accuracy of the information and the reasonableness of the projections contained therein, (ii) preparation of offering materials and financial projections by Loan Parties and their advisors, (iii) providing Agent with all information reasonably deemed necessary by Agent to successfully complete the syndication, (iv) confirmation as to the accuracy and completeness of such offering materials and information and confirmation that management’s projections are based on assumptions believed by the Loan Parties to be reasonable at the time made, and (v) participation of the Loan Parties’ senior management in meetings and conference calls with potential lenders at such times and places as Agent may reasonably request.

          16.4 Application of Payments.

          Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

          16.5 Indemnity/Currency Indemnity.

                    (a) Each Loan Party shall indemnify Agent, each Issuer, each Lender and each of their respective officers, directors, Affiliates, employees, representatives and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent, such Issuer or any Lender in any litigation, proceeding or investigation instituted or conducted by any Governmental Body or any other Person, including any broker, with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent, any Issuer or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

                    (b) If for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the “Currency Due”) (or for the purposes of Section 2.6) then, to the extent permitted by law, conversion shall be made at the exchange rate selected by Agent on the Business Day before the day on which judgment is given (or for the purposes of Section 2.6 on the Business Day on which the payment was received by the Agent). In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, Borrower shall to the extent permitted by law, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by Agent in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Other Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 2.6) which the Agent is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 2.6) originally due to it, Borrower shall to the extent permitted by law jointly and severally indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency.

          16.6 Notice.

          Any notice or request required to be given hereunder to any Loan Party or to Agent or any Lender shall be in writing (except as expressly provided herein) at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 16.6. Any notice or request required to be given hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or request required to be given hereunder shall be deemed given on the earlier of (i) actual receipt thereof, and (ii) (A) one Business Day following posting thereof by a recognized overnight courier, (B) three (3) days following posting thereof by registered or certified mail, return receipt requested, or (C) upon the sending thereof when sent by facsimile with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A) If to Agent or to Burdale as Lender at:	BURDALE CAPITAL FINANCE, INC.
300 First Stamford Place
Stamford, Connecticut 06902
	Attention:	Account Manager - Winnebago
	Telephone:	203-391-5940
	Facsimile:	203-353-0152

(B) If to a Lender other than Burdale, as specified on the signature pages hereof or in the applicable Commitment Transfer Supplement.

(C) If to Borrower or any Loan Party:	Winnebago Industries, Inc.
605 West Crystal Lake Road
Forest City, Iowa 50436
	Attention:	Ms. Sarah N. Nielsen
Chief Financial Officer
	Telephone:	641-585-6865
	Facsimile:	641-585-6806

          16.7 Survival.

          The obligations of Loan Parties under Sections 2.2(g), 3.7, 3.9, 4.19(h), 14.7, 16.5 and 16.10 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

          16.8 Waiver of Subrogation.

          Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

          16.9 Severability.

          If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

          16.10 Expenses.

          Borrower shall reimburse Agent (and, with respect to clause (a) below, Lenders) for all costs and expenses (including without limitation, travel expenses) paid or incurred by Agent (and, with respect to clause (a) below, Lenders) in connection with this Agreement and the Other Documents, including, without limitation:

                    (a) reasonable attorneys’ fees and disbursements incurred by Agent and, during the continuance of a Default or Event of Default, by Lenders (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (ii) in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement and the Other Documents, (iii) in connection with the enforcement of this Agreement or Other Document, and (iv) in enforcing Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise;

                    (b) reasonable attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, appraisers and other professionals incurred by Agent and other costs and expenses incurred by Agent (i) in connection with the preparing, negotiating, entering into, performing or syndicating this Agreement and/or the Other Documents, any amendment, waiver, consent or other modification with respect thereto and the administration, work-out or enforcement of this Agreement and the Other Documents, (ii) in instituting, maintaining, preserving and foreclosing on Lien on any of the Collateral, whether through judicial proceedings or otherwise, (iii) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all Other Documents or (iv) that Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to this Agreement and the Other Documents; and

                    (c) reasonable fees and disbursements incurred by Agent in connection with any appraisals of Inventory, Equipment or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and the Other Documents.

          16.11 Injunctive Relief.

          Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent and the Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

          16.12 Consequential Damages.

          None of Agent, any Issuer, any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party for special, punitive, exemplary, indirect or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

          16.13 Captions.

          The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

          16.14 Counterparts; Facsimile or Emailed Signatures.

          This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

          16.15 Construction.

          The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

          16.16 Confidentiality; Sharing Information.

                    (a) Agent, each Lender and each Transferee shall hold all non-public information designated as confidential and obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, that, Agent, each Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, (iii) that ceases to be non-public information through no fault of Agent or any Lender, and (iv) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further, that, (A) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use reasonable efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (1) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Agent, a Lender or a Transferee by such Governmental Body) or (2) pursuant to legal process, and (B) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

                    (b) Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by Agent, any Lender or by one or more Subsidiaries or Affiliates of Agent or such Lender and each Loan Party hereby authorizes Agent and each Lender to share any information delivered to Agent or such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Agent or such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Agent or such Lender, it being understood that any such Subsidiary or Affiliate of Agent or any Lender receiving such information shall be bound by the provision of this Section 16.16 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

          16.17 Publicity.

          Each Loan Party hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate. In addition, each Loan Party authorizes Agent to include Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Agent for use in publications, company brochures and other marketing materials of Agent.

          16.18 Patriot Act Notice.

          Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Loan Parties that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Loan Parties, including the name and address of each Loan Party and other information allowing such Lender to identify the Loan Parties in accordance with such act.

[SIGNATURE PAGE FOLLOWS]

          Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Sarah Nielsen
Name:	Sarah Nielsen
Title:	VP-CFO

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Burdale/Winnebago LSA]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT AND LENDERS:

BURDALE CAPITAL FINANCE, INC.,
as Agent and a Lender

/s/ Phillip R. Webb
Phillip R. Webb
Director

/s/ Anthony Lavinio
Anthony Lavinio
Senior Vice President

[Signature Page to Burdale/Winnebago LSA]

EXHIBIT A
to
LOAN AND SECURITY AGREEMENT

FORM OF NOTICE OF CONVERSION

To:	Burdale Capital Finance, Inc., as Agent
300 First Stamford Place
Stamford, Connecticut 06902
Attention: Account Manager - Winnebago

Ladies and Gentlemen:

          Reference is made to the Loan and Security Agreement, dated as of October 13, 2009, by and among WINNEBAGO INDUSTRIES, INC., a corporation organized under the laws of the State of Iowa (“Borrower”), BURDALE CAPITAL FINANCE, INC., as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), and the financial institutions party thereto as lenders (collectively, “Lenders”) (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

          Borrower hereby gives irrevocable notice, pursuant to Section 2.2(e) of the Loan Agreement, of its request to, on [INSERT DATE], convert a [Base Rate Loan in the amount of $__________ to a [XX] day LIBOR Rate Loan in the amount of $__________][a [XX] day LIBOR Rate Loan in the amount of $__________ to a Base Rate Loan in the amount of $__________].

          Borrower hereby (a) represents and warrants that all of the conditions contained in Section 8.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion requested hereby, before and after giving effect thereto; (b) represents and warrants that Section 2.2(b) of the Loan Agreement shall have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion requested hereby, before and after giving effect thereto; and (c) reaffirms the continuation of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Loan Agreement.

Date: __________ __, 20__

Very truly yours,

[BORROWER]

By:
Name:
Title:

EXHIBIT B
to
LOAN AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:	Burdale Capital Finance, Inc., as Agent
300 First Stamford Place
Stamford, Connecticut 06902
Attention: Account Manager - Winnebago

Ladies and Gentlemen:

          I hereby certify to you pursuant to Section [9.7][9.8][9.9] of the Loan Agreement (as defined below) as follows:

                    1. I am the duly elected Chief Financial Officer of WINNEBAGO INDUSTRIES, INC., a corporation organized under the laws of the State of Iowa (“Borrower”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated as of October 13, 2009, by and among Burdale Capital Finance, Inc., as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), the financial institutions party thereto as lenders (collectively, “Lenders”) and Borrower (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Loan Agreement.

                    2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrower and its Subsidiaries during the immediately preceding fiscal [month][quarter][year].

                    3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal [month][quarter][year], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to such condition or event.

                    4. I further certify that, based on the review described in Section 2 above, neither Borrower nor any of its Subsidiaries has at any time during or at the end of such fiscal [month][quarter][year], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)

Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Loan Agreement or the Other Documents.

(b)

Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than as permitted by Section 4.3 of the Loan Agreement), or established any new asset locations which have not already been disclosed in writing to you in accordance with the terms of the Loan Agreement.

(c)	Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than a Permitted Encumbrance.

(d)

Has any knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any material amount of Hazardous Material which constitutes non-compliance with or a violation of any applicable Environmental Law, (ii) any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by Borrower or such Subsidiary in any material respect or (B) the release, spill or discharge, threatened or actual, of any material amount of Hazardous Material, other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.

                    [5.[ To be completed if Section 6.9 amended to add financial covenants to Loan Agreement — Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month or quarter, as applicable, whether Borrower and its Subsidiaries are in compliance with the covenants set forth in Section 6.9 of the Loan Agreement for such fiscal [month][quarter][year], as applicable.]

                    The foregoing certifications are made and delivered this ____ day of ___________, 20__.

Very truly yours,

WINNEBAGO INDUSTRIES, INC.

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

DEFAULTS AND EVENTS OF DEFAULT

[to be provided by Borrower]

SCHEDULE II TO COMPLIANCE CERTIFICATE

CHANGES IN REPRESENTATIONS

[to be provided by Borrower]

SCHEDULE III TO COMPLIANCE CERTIFICATE

Covenant 6.9 – Financial Covenant Calculations

TO BE COMPLETED IF SECTION 6.9 AMENDED TO ADD FINANCIAL COVENANTS TO LOAN AGREEMENT

EXHIBIT 16.3
to
LOAN AND SECURITY AGREEMENT

FORM OF COMMITMENT TRANSFER SUPPLEMENT

                    This COMMITMENT TRANSFER SUPPLEMENT (this “Supplement”) dated as of _____________, 20__ is made between _______________________ (the “Assignor”) and ____________________ (the “Assignee”).

W I T N E S S E T H:

                    WHEREAS, BURDALE CAPITAL FINANCE, INC., in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to WINNEBAGO INDUSTRIES, INC., an Iowa corporation (“Borrower”), as set forth in the Loan and Security Agreement, dated as of October 13, 2009, by and among Borrower, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”; all capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

                    WHEREAS, as provided under the Loan Agreement, Assignor committed to making Advances (the “Committed Advances”) to Borrower in an aggregate amount not to exceed $_____________ (the “Commitment”); and

                    WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $______________ (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions.

                    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                    16.19 Commitment Transfer.

                    (a) Subject to the terms and conditions of this Supplement, (i) Assignor hereby sells, transfers and assigns to Assignee, and (ii) Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Supplement) an interest in (A) the Commitment and each of the Committed Advances of Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee and the Commitment of Assignor shall be as set forth below and the Pro Rata Share of Assignee shall be _______ percent (__%) and the Pro Rata Share of Assignor shall be _______ percent (__%).

                    (b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee.

                    (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $_____________.

                    (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $______________.

                    16.20 Payments. As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $____________, representing Assignee’s Pro Rata Share of the principal amount of all Committed Advances.

                    16.21 Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Advances and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

                    16.22 Independent Credit Decision. Assignee (a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of each Borrower and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Supplement and (b) agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

                    16.23 Effective Date; Notices.

                    (a) As between Assignor and Assignee, the effective date for this Supplement shall be _______________, 20__ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Supplement shall be executed and delivered by Assignor and Assignee;

          (ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent; and

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Supplement.

                    (b) Promptly following the execution of this Supplement, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

                    16.24 Agent.

                    (a) Assignee hereby appoints and authorizes Burdale Capital Finance, Inc., in its capacity as Agent, to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

                    (b) If Assignor is the Agent, Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.

                    16.25 Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrower that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrower with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrower prior to the time that Agent or any Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms W-8ECI or W-8BEN upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

                    16.26 Representations and Warranties.

                    (a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Supplement and any other documents required or permitted to be executed or delivered by it in connection with this Supplement and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Supplement, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Supplement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

                    (b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of each Borrower or any of its respective Affiliates, or the performance or observance by any Borrower or any other Person, of any of their respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

                    (c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Supplement and any other documents required or permitted to be executed or delivered by it in connection with this Supplement, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Supplement, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Supplement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

                    16.27 Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Supplement, including the delivery of any notices or other documents or instruments to Administrative Borrower or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

                    16.28 Miscellaneous

                     (a) Any amendment or waiver of any provision of this Supplement shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Supplement shall be without prejudice to any rights with respect to any other for further breach thereof.

                     (b) All payments made hereunder shall be made without any set-off or counterclaim.

                     (c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Supplement, except as provided in the Loan Agreement.

                     (d) This Supplement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                     (e) THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Supplement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Supplement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

                     (f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS SUPPLEMENT, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

[Signature Page Follows]

                    IN WITNESS WHEREOF, Assignor and Assignee have caused this Supplement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

[Consent of Borrower, if applicable]

SCHEDULE 1

NOTICE OF COMMITMENT TRANSFER SUPPLEMENT

____________________, 20__

Attn.: _______________________

                     Re:           WINNEBAGO INDUSTRIES, INC.

Ladies and Gentlemen:

                    BURDALE CAPITAL FINANCE, INC., in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to WINNEBAGO INDUSTRIES, INC., an Iowa corporation (“Borrower”), as set forth in the Loan and Security Agreement, dated as of October 13, 2009, by and among Borrower, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

                    1. We hereby give you notice of, and request your consent to, the assignment by __________________________ (the “Assignor”) to ___________________________ (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to _______ percent (__%) of the total Commitments pursuant to the Commitment Transfer Supplement attached hereto (the “Supplement”). We understand that the Assignor’s Commitment shall be reduced by $_____________.

                    2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

Schedules to Loan and Security Agreement [Winnebago]

                    3.     The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.:
At:

Reference:
Attention:

                4.      You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Supplement.

                IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Commitment Transfer Supplement to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

BURDALE CAPITAL FINANCE, INC., as Agent

By:
Name:
Title:

Schedules to Loan and Security Agreement [Winnebago]

Schedule C-1 Commitments

Lender	Commitment
Burdale Capital Finance, Inc.	$20,000,000
Total:	$20,000,000

Schedules to Loan and Security Agreement [Winnebago]

Schedule R-1 Real Property

605 West Crystal Lake Road, Forest City, Iowa 50436

2100 West Corporate Drive, Charles City, Iowa

1280 Olive Avenue, Hampton, Iowa

Schedules to Loan and Security Agreement [Winnebago]

Schedule 4.5 Equipment and Inventory Locations

Name/Address of Lessor or Address	Owned/Leased/Third Party	Third Party, as Applicable
Winnebago Industries, Inc., 2100 West Corporate Drive, Charles City, IA	Owned by WGO	N/A
Winnebago Industries, Inc., 1280 Olive Avenue, Hampton, IA	Owned by WGO	N/A

Schedules to Loan and Security Agreement [Winnebago]

Schedule 4.15(c)   Location of Executive Offices

Chief Executive Office:

605 West Crystal Lake Road, Forest City, Iowa 50436

Mailing address: P.O. Box 152, Forest City, IA 50436.

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.2(a) Jurisdictions of Qualification and Good Standing

Iowa

California

Missouri

Rhode Island

Washington

North Carolina

Schedule 5.2(b) Subsidiaries

None.

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.4 Federal Tax Identification Number

42-0802678

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.6 Prior Names

Date	Prior Name

February 12, 1958	Modernistic Industries of Iowa

February 28, 1961	Winnebago Industries, Inc.

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.7 Environmental

None.

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.8(b) Litigation/Commercial Tort Claims/Money Borrowed

None.

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.8(d)
Plans

Employee Benefit Plans

Active Plans:
1.	Winnebago Industries, Inc. Profit Sharing and Deferred Savings and Investment Plan

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.9 Intellectual Property, Source Code, Escrow Agreements

Intellectual Property

A.	Trademarks

1.	Owned

Trademark	Registration Number	Registration Date	Expiration Date

GPGO	3680134	9/8/2009	9/8/2019
IDEAL REST	3680133	9/8/2009	9/8/2019
SIGHTSEER	2751901	8/19/2003	8/19/2013
REST EASY	2701992	4/1/2003	4/1/2013
ONE PLACE	2692547	3/4/2003	3/4/2013
SUNOVA	2563720	1/1/2002	1/1/2012
SUNSTAR	2564622	4/23/2002	4/23/2012
VISTA	2564621	4/23/2002	4/23/2012
RV RADIO W/LOGO	2743995	7/29/2003	7/29/2013
ERA	3468503	7/15/2008	7/15/2018
MAXUM CHASSIS	3450010	6/17/2008	6/17/2018
DESTINATION	3411270	4/15/2008	4/15/2018
TOUR BUILT PROUDLY BY WINNEBAGO IND.	3254539	6/26/2007	6/26/2017
LATITUDE	3340586	11/20/2007	11/20/2017
BENCHMARK	3173015	11/21/2006	11/21/2016
ROAD DESIGN	3172965	11/21/2006	11/21/2016
ITASCA	3172964	11/21/2006	11/21/2016
SUNRISE	3072644	3/28/2006	3/28/2016
IMPULSE	3268838	7/24/2007	7/24/2017
WINNEBAGO VOYAGE	3052707	1/31/2006	1/31/2016
THERMO-PANEL	3128401	8/15/2006	8/15/2016
ELLIPSE	3096191	5/23/2006	5/23/2016
OUTLOOK	3021576	11/29/2005	11/29/2015
TRIMLINE	3230201	4/17/2007	4/17/2017
NAVION	2998807	9/20/2005	9/20/2015
VIEW	2978015	7/26/2005	7/26/2015
VOYAGE	3102623	6/13/2006	6/13/2016
ASPECT	2977946	7/26/2005	7/26/2015
CAMBRIA	2972440	7/19/2005	7/19/2015
QUICK CONNECT	2943172	4/19/2005	4/19/2015
QUICK PORT	2898995	11/2/2004	11/2/2014
EVOLUTION	3013613	11/8/2005	11/8/2015
MERIDIAN ITASCA	2919427	1/18/2005	1/18/2015
FREEDOM	2816111	2/24/2004	2/24/2014
WINNEBAGO INDUSTRIES	2706495	4/15/2003	4/15/2013
SUPER STRUCTURE	2690367	2/25/2003	2/25/2013
RV RADIO	2682021	1/28/2003	1/28/2013

Schedules to Loan and Security Agreement [Winnebago]

CHALET	2285158	10/12/1999	Renewal in process
THE MOST RECOGNIZED NAME IN MOTOR HOMES	2635922	10/15/2002	10/15/2012
SIGHTSEER	2742541	7/29/2003	7/29/2013
ITASCA	2329254	3/14/2000	3/14/2010
POWERLINE ENERGY MANAGEMENT SYSTEM	2508202	11/13/2001	11/13/2011
HORIZON	2444955	4/17/2001	4/17/2011
JOURNEY	2474109	7/31/2001	7/31/2011
STOREMORE	2279013	9/21/1999	Renewal in process
RIALTA	1907271	7/25/1995	7/25/2015
WINNEBAGO	1908349	8/1/1995	8/1/2015
WINNEBAGO	1907269	7/25/1995	7/25/2015
VECTRA	1780170	7/6/1993	7/6/2013
SPIRIT	1526756	2/28/1989	2/28/2019
SUNDANCER	1135087	5/13/1980	5/13/2010
WINNEBAGO	1008781	4/15/1975	4/15/2015

Trademark Application	Application/Serial Number	Application Date

ACCESS BUILT PROUDLY BY WINNEBAGO IND.	76/698,858	4/18/2005

INTELLISENSE ONE TOUCH CONTROL	76/697,825	In process

MERIDIAN	76/695,975	3/21/2005

VIA	76/677,329	5/23/2007

REYO	76/677,309	5/23/2007

2.	Licensed

Trademark
NONE

Trademark Application
NONE

Schedules to Loan and Security Agreement [Winnebago]

B.	Patents

	1.	Owned

Patent Description	Registration Number	Registration Date	Expiration Date

Recreation Vehicle With Slide-Out Room	5,785,373	7/8/1998	5/30/2016

Vehicle With Slide-Out Room	6,048,016	4/11/2000	5/30/2016

Latch Mechanism For A Door	6,006,560	12/28/1999	11/20/2017

Patent Application

NONE

C.	Copyrights

NONE

D.	Other

NONE

E.	License Agreements

NONE

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.10 Licenses and Permits

None.

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.14 Labor Disputes

None.

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.24 Capital Structure

8/29/09	In thousands
Outstanding:
Common Shares	51,776
Treasury Shares	(22,690)
29,086

Top 10 Investors as of June 30, 2009 per 13F Filings

Investor Name	Position (in thousands)	% of Total
Fidelity Management & Research	4,038	13.9
T. Rowe Price Associates, Inc.	3,141	10.8
Royce & Associates, LLC	3,082	10.6
Barclays Global Investors, N.A.	1,753	6.0
Franklin Advisory Services, LLC	1,642	5.6
Columbia Wanger Asset Management, L.P.	1,483	5.1
Vanguard Group, Inc.	1,214	4.2
Phillips, Hager & North Investment Management Ltd.	1,106	3.8
TAMRO Capital Partners, LLC	1,021	3.5
AllianceBernstein L.P.	862	3.0
Sub-Total	19,342

Schedules to Loan and Security Agreement [Winnebago]

Schedule 5.25 Bank Accounts

Name and Address of Bank	Account No.	Purpose
Wells Fargo 666 Walnut Street Des Moines, IA 50309	xxxxxx	Short-term money market fund Workers Comp Trust Account Cash Concentration Blocked account for cash collection/line of credit Van Wart Clearing Account

MBT Investment Center 245 E J Street Forest City, IA 50436	xxxxxx	General Office WIT Depository Customer Service Local Disbursement WIT Disbursement Payroll

          B. Part 2 - Investment and Other Accounts

Name and Address of Broker or Other Institution	Account No.	Purpose	Types of Investments	Balance as of
Bank of America 200 N. College St 3rd Floor NC1-004-03-45 Charlotte NC 28255	xxxxxx	Short-term money market fund	Tax-exempt money market	33,696,099.10
UBS 1000 Harbor Blvd 7th Floor Weehawken NJ 07086	xxxxxx	Long-term investments	Auction Rate Security portfolio	13,500,000
RBC 500 W. Madison Ste 2500 Chicago IL 60661	xxxxxxx	Long-term investments	Auction Rate Security portfolio	20,200,000

Schedules to Loan and Security Agreement [Winnebago]

Schedule 7.1 (b) - Designated Assets Permitted to be Sold

Winnebago Corporate Jet:

Astra SP
Registration # N331SK
Serial # 1125-063
Serial # 96213 (left engine)
Serial # 96214 (right engine).

Schedules to Loan and Security Agreement [Winnebago]

Schedule 7.2 Existing Liens

Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction (Optional)
ALLIANCE LEASING, INC. as assigned from FIRST AMERICAN COMMERCIAL BANCORP, INC.	Leased equipment	P538061, P542153
WINMARK CAPITAL CORPORATION	Leased equipment	X078879
WINMARK CAPITAL CORPORATION	Leased equipment	P548421-8
WINMARK CAPITAL CORPORATION	Leased equipment	P571311-2

Schedules to Loan and Security Agreement [Winnebago]

Schedule 7.8 Existing Indebtedness

Direct Debt

Name/Address of Payee	Principal Balance as of	Nature of Debt	Term
UBS AG	$9,100,000	Borrowings against Auction Rate Securities of $13.5M held by UBS AG owned by WGO	June 30, 2010
Xerox	$58,000	Equipment capital lease (printer)	March 2014
Employees/Retirees	$26,152,000	Deferred compensation benefits	2036
Employees/Retirees	$3,259,000	SERP benefits	2040
Employees/Retirees	$35,311,000	Postretirement healthcare benefits	2040

Schedules to Loan and Security Agreement [Winnebago]